Exhibit 10.4

EXECUTION VERSION

FIRST LIEN CREDIT AGREEMENT

dated as of

July 27, 2018

among

BRIGHAM RESOURCES, LLC,

as Holdings,

BRIGHAM MINERALS, LLC,

as Borrower,

The Lenders and Issuing Banks Party Hereto

and

OWL ROCK CAPITAL CORPORATION

as First Lien Administrative Agent and as First Lien Collateral Agent

and

OWL ROCK CAPITAL ADVISORS LLC

as Lead Arranger and Bookrunner

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule 1.01	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Mortgaged Oil and Gas Properties
Schedule 2.01	—	Commitments and Loans
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.18	—	Swap Agreements
Schedule 5.13	—	Closing Date Unrestricted Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(e)	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of First Lien Assignment and Assumption
Exhibit B	—	Form of First Lien Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of First Lien Collateral Agreement
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of First Lien Intercreditor Agreement
Exhibit G	—	Form of Second Lien Intercreditor Agreement
Exhibit H	—	Form of Closing Certificate
Exhibit I	—	Form of Intercompany Note
Exhibit J	—	Form of First Lien Specified Discount Prepayment Notice
Exhibit K	—	Form of First Lien Specified Discount Prepayment Response
Exhibit L	—	Form of First Lien Discount Range Prepayment Notice
Exhibit M	—	Form of First Lien Discount Range Prepayment Offer
Exhibit N	—	Form of First Lien Solicited Discounted Prepayment Notice
Exhibit O	—	Form of First Lien Solicited Discounted Prepayment Offer
Exhibit P	—	Form of First Lien Acceptance and Prepayment Notice
Exhibit Q-1	—	Form of United States Tax Compliance Certificate 1
Exhibit Q-2	—	Form of United States Tax Compliance Certificate 2
Exhibit Q-3	—	Form of United States Tax Compliance Certificate 3
Exhibit Q-4	—	Form of United States Tax Compliance Certificate 4
Exhibit R	—	Form of First Lien Note
Exhibit S	—	Form of Solvency Certificate
Exhibit T	—	Form of First Lien Notice of Borrowing
Exhibit U	—	Form of Letter of Credit Request

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FIRST LIEN CREDIT AGREEMENT dated as of July 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Brigham Resources, LLC, a Delaware limited liability company (“Initial Holdings”), Brigham Minerals, LLC a Delaware limited liability company (the “Borrower”), the Lenders and Issuing Banks party hereto, Owl Rock Capital Corporation (“Owl Rock”) as a Lender and Issuing Bank, and Owl Rock, as the First Lien Administrative Agent and the First Lien Collateral Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Hedge Counterparty” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Swap Agreement) who has entered into a Swap Agreement with the Borrower or any Restricted Subsidiary or (ii) any other Person reasonably acceptable to First Lien Administrative Agent and the Borrower that is a counterparty to a Swap Contract.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period as the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Acquisition Swaps” has the meaning assigned to such term in Section 6.13.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the product of (i) the LIBO Rate as in effect at such time for such Interest Period and (ii) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate for any Interest Period shall not be less than 1.00% per annum.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the First Lien Administrative Agent.

“Affected Class” has the meaning specified in Section 2.24(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means any Affiliated Lender that is a bona fide diversified debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time, to the extent that such Person constitutes an Affiliate of Holdings, the Borrower or its Subsidiaries.

“Agent” means the First Lien Administrative Agent, the First Lien Collateral Agent, the Lead Arranger and the Bookrunner and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for the applicable Loan on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00%; provided that, solely for purposes of the foregoing, the Adjusted LIBO Rate for any day shall be calculated using the LIBO Rate based on the rate per annum determined by the First Lien Administrative Agent by reference to the ICE Benchmark Administration Interest Settlement Rates (as set forth by any service selected by the First Lien Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) as an authorized information vendor for the purpose of displaying such rates) (the “ICE LIBOR”) as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the First Lien Administrative Agent from time to time) on such day at approximately 11:00 a.m. (London time) for deposits in dollars for a period equal to one month. If the First Lien Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the First Lien Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 2.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.00% per annum.

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Initial Term Loan or Revolving Loan (a) prior to an IPO, (i) 4.50% per annum, in the case of an ABR Loan or (ii) 5.50% per annum, in the case of a Eurodollar Loan and (b) from and after the date of an IPO and the First Lien Administrative Agent’s receipt of a written notice from the Borrower confirming such IPO, the applicable rate per annum set forth below under the caption “ABR Spread” or “Adjusted LIBO Rate” as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered following such IPO pursuant to Section 5.01(a) or 5.01(b):

Category	Ratio Level	ABR Spread	Adjusted LIBO Rate Spread
1	> 2.00:1.00	4.50%	5.50%
2	≤ 2.00:1.00	4.00%	5.00%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the First Lien Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, (x) (i) at any time that an Event of Default under Section 7.01(a) or 7.01(b) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof, then the Applicable Rate shall, at the option of (A) with respect to any Revolving Loans, the First Lien Administrative Agent or the Required Revolving Lenders and (B) with respect to any Initial Term Loans, the First Lien Administrative Agent or the Required Lenders, commencing upon written notice to the Borrower, conclusively equal the highest possible Applicable Rate provided for in this definition with respect to the Initial Term Loans and Revolving Loans, as applicable.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Counterparty” means (a) any Person who at the time of entering into a Swap Agreement is a Lender or any Affiliate of a Lender and (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Petroleum Engineers” means (a) Cawley Gillespie & Associates, Inc. and (b) any other independent petroleum engineers reasonably acceptable to the First Lien Administrative Agent.

“Asset Coverage Ratio” means the ratio of (a) the sum of (i) the Present Value of the Proved Reserves of the Loan Parties as set forth in the most recently delivered Reserve Report that are subject to a Mortgage in favor of the First Lien Administrative Agent plus (ii) the Swap Mark-to-Market Value as of such date to (b) Consolidated Senior Secured First Lien Indebtedness as of such date.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2017, December 31, 2016 and December 31, 2015 and the related consolidated statements of operations and cash flows, in each cases, including notes thereto, for the years ended December 31, 2017, December 31, 2016 and December 31, 2015.

“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):

(a) $8,750,000 (the “Starter Basket”), plus

(b) the sum of an amount (which amount shall not be less than zero) equal to the greater of (A) 50% of Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period (treated as one accounting period) from the first day of the first full fiscal quarter of the Borrower commencing after the Effective Date to the end of the most recently ended Test Period as of such date and (B) the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2019 and Excess Cash Flow for each succeeding completed fiscal year as of such date, in each case, that was not required to be offered to prepay Term Borrowings pursuant to Section 2.11(d) without giving effect to any reduction set forth in the proviso to such Section, plus

(c) to the extent not included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower and the Restricted Subsidiaries on Investments made using the Available Amount (not to exceed the aggregate amount of such Investments), plus

(d) Investments of the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (i) the fair market value determined in good faith by the Borrower of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value determined in good faith by the Borrower of the original Investment by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary), plus

(e) the Net Proceeds of a sale or other Disposition (other than to Holdings, the Borrower or any Restricted Subsidiary) of any Unrestricted Subsidiary (including from the issuance of stock of an Unrestricted Subsidiary) received by the Borrower or any Restricted Subsidiary in cash or Permitted Investments after the Effective Date in excess of the amount of investments made in such subsidiary in reliance on Section 6.04 (with the exception of Section 6.04(m) subclauses (B) and (C)), plus

(f) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary after the Effective Date in excess of the original amounts of investments made in such subsidiary in reliance on Section 6.04 (with the exception of Section 6.04(m) subclauses (B) and (C)), plus

(g) the fair market value of capital contributions (other than in the form of cash or Permitted Investments) received by the Borrower after the Effective Date, plus

(h) the aggregate amount of any Retained Declined Proceeds since the Effective Date.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) of any parent of the Borrower which are contributed to the Borrower after the Effective Date, plus

(b) capital contributions (excluding any capital contributions which will be applied as Cure Amounts) received by the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest), plus

(c) the net cash proceeds received by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d) to the extent not included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the amount of such Investments).

“Available Revolving Commitment” means, at any time, an amount equal to (a) the total Revolving Commitments in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means Owl Rock Capital Advisors LLC and any of its permitted successors and/or assigns.

“Borrower” has the meaning assigned to such term in the preliminary statements hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Eurodollar Revolving Borrowing, $250,000 and (b) in the case of an ABR Revolving Borrowing, $250,000.

“Borrowing Multiple” means (a) in the case of a Eurodollar Revolving Borrowing, $100,000 and (b) in the case of an ABR Revolving Borrowing, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit T.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Effective Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease or Capital Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Management Obligations” means (a) obligations of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations.”

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means (a) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and (b) any Subsidiary of a Person described in clause (a).

“CFC Holdco” means a Domestic Subsidiary with no material assets other than capital stock (and debt securities, if any) of one or more Foreign Subsidiaries that are CFCs, or of other CFC Holdcos.

“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the First Lien Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities, including, without limitation, for purposes of Section 2.15.

“Change of Control” means (a) the failure of Holdings prior to an IPO, or, after the IPO, the IPO Entity, directly or indirectly through wholly owned subsidiaries, to own all of the Equity Interests of the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of members of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy, ownership of Equity Interests or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or the IPO Entity or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase “Person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other First Lien Revolving Loans, Initial Term Loans, First Lien Incremental Term Loans or Other First Lien Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other First Lien Revolving Commitment, Term Commitment or Other First Lien Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other First Lien Term Commitments, Other First Lien Term Loans, Other First Lien Revolving Commitments (and the Other First Lien Revolving Loans made pursuant thereto), and First Lien Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted, or are purported to be granted, pursuant to the First Lien Security Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the First Lien Administrative Agent shall have received from (i) Holdings, any Intermediate Parent, the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the First Lien Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the First Lien Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, any Intermediate Parent, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the First Lien Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the First Lien Collateral Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such First Lien Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the First Lien Administrative Agent, opinions and documents of the type referred to in Sections 4.01(b) and 4.01(d);

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the First Lien Collateral Agreement, and the First Lien Administrative Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities” (other than such Equity Interests in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in a principal amount of $2,500,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the First Lien Collateral Agreement, and the First Lien Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an intercompany note in the form of Exhibit I hereto executed by all Loan Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements required by this Agreement, the First Lien Security Documents, Requirements of Law and reasonably requested by the First Lien Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the First Lien Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the First Lien Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the First Lien Administrative Agent for filing, registration or recording;

(e) the First Lien Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property (if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the book value of such Mortgaged Property, as reasonably determined by the Borrower), (ii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary lender’s endorsements (other than a creditor’s rights endorsement) as the First Lien Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the First Lien Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or as otherwise reasonably agreed by the parties; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA, (iii) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property, and if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be located in special flood hazard area, a duly executed notice about special flood hazard area status and flood disaster assistance and evidence of such flood insurance as provided in Section 5.07(b), (iv) opinions, addressed to the First Lien

Administrative Agent and the Secured Parties, from counsel qualified to opine in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgage such other matters as may be in form and substance reasonably satisfactory to the First Lien Administrative Agent, (v) a survey or existing survey together with a no change affidavit of such Mortgaged Property, in compliance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise reasonably satisfactory to the First Lien Administrative Agent, and (vi) evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings in appropriate county land office(s); and

(f) the First Lien Administrative Agent shall have received (i) counterparts of an Oil and Gas Mortgage with respect to each Mortgaged Oil and Gas Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) with respect to each Mortgaged Oil and Gas Property, to the extent reasonably requested by the Administrative Agent, the item described in clause (iv) of the preceding clause (e).

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other First Lien Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the First Lien Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the First Lien Security Documents; (c) [reserved]; (d) in no event shall any Loan Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (e) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements; (f) other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $5,000,000; (g) in no event shall any Loan Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of UCC financing statements and the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office; (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); (i) in no event shall the Collateral include any Excluded Assets; and (j) in no event shall control agreements or control or similar arrangements be required with respect to cash and cash equivalents, Permitted Investments, other deposit accounts or securities and commodities accounts (including securities entitlements and related assets), letter of credit rights or other assets requiring perfection by control. The First Lien Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary

(including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the First Lien Security Documents.

“Commitment” means with respect to any Lender, its Revolving Commitment, Other First Lien Revolving Commitment of any Class, Term Commitment, Delayed Draw Term Commitment, Other First Lien Term Commitment of any Class or any combination thereof (as the context requires).

“Commitment Fee Percentage” means 0.50% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) [reserved], plus (G) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;

(iii) Non-Cash Charges;

(iv) operating expenses incurred on or prior to the Effective Date attributable to (A) salary obligations paid to employees terminated prior to the Effective Date and (B) wages paid to executives in excess of the amounts the Borrower and/or any of its Restricted Subsidiaries are required to pay pursuant to their respective employment agreements;

(v) extraordinary losses or charges in accordance with GAAP;

(vi) unusual or non-recurring losses or charges (including any unusual or non-recurring operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions or integration transaction costs (including consulting fees, relocation costs and IT implementation) following the consummation of any acquisition), recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing;

(vii) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements; provided that the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (a)(vii) and clause (b) shall not exceed 33% of Consolidated EBITDA for such period (calculated after giving effect to any such increase);

(viii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(ix) (A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the First Lien Loan Documents;

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(xi) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiii) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (c)(vi) and (c)(vii) below;

(xiv) any costs or expenses incurred by Holdings, the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(xv) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xix) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xx) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back;

(xxi) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments;

(xxii) Public Company Costs; provided that the amounts increasing Consolidated EBITDA pursuant to this clause (a)(xxii) shall not exceed $500,000 in any twelve (12) month period;

(xxiii) [Reserved];

(xxiv) other add-backs and adjustments reflected in the Model;

(xxv) [Reserved];

(xxvi) [Reserved]; plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions, operating enhancements, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, on or prior to the date that is 12 months after the end of the relevant Test Period (including actions initiated prior to the Effective Date) (which cost savings, operating expense reductions, operating enhancements, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, operating enhancements, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, operating enhancements, other operating improvements and synergies are reasonably identifiable and factually supportable (as certified by a financial officer, the chief executive officer or president of the Borrower) and (B) no cost savings, operating expense reductions, operating enhancements, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, operating enhancements, other operating improvements or synergies that are included in clauses (a)(vi), (a)(vii) and (a)(xxiv) above or in the definition of “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided that the aggregate amounts increasing Consolidated EBITDA pursuant to this clause (b) and clause (a)(vii) shall not exceed 33% of Consolidated EBITDA for such period (calculated after giving effect to any such increase); less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period);

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xii) and (a)(xiii) above; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary added (and not deducted in such period) to Consolidated Net Income;

(viii) [Reserved]; plus

(d) any income from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not included in arriving at Consolidated Net Income, except to the extent such income was attributable to income that would be deducted pursuant to clause (c) if it were income of the Borrower or the Restricted Subsidiaries; minus

(e) any losses from investments recorded using the equity method of accounting or the cost method of accounting, without duplication and to the extent not deducted in arriving at Consolidated Net Income, except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Borrower or a Restricted Subsidiary; plus

(f) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (d) above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Borrower or a Restricted Subsidiary, pro-rated according to the Borrower or the applicable Subsidiary’s percentage ownership in such investment; minus

(g) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (e) above, equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause (c) above if instead attributable to the Borrower or a Restricted Subsidiary, pro-rated according to the Borrower or the applicable Subsidiary’s percentage ownership in such investment, in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP;

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(II) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,

(III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the First Lien Administrative Agent (for further delivery to the Lenders);

(IV) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the First Lien Administrative Agent (for further delivery to the Lenders); and

(V) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder).

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $4,845,000 for the fiscal quarter ended June 30, 2017, (b) $6,435,000 for the fiscal quarter ended September 30, 2017, (c) $7,539,000 for the fiscal quarter ended December 31, 2017 and (d) $9,329,000 for the fiscal quarter ended March 31, 2018 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to clause (b) of this definition.

“Consolidated Cash Interest Expense” means, as of any date for the applicable period ending on such date with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, the amount payable with respect to such period in respect of (a) total interest expense payable in cash with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries (including the interest component under Capitalized Leases, but excluding, to the extent included in interest expense, (i) fees and expenses (including any penalties and interest relating to Taxes) associated with the consummation of the Transactions, (ii) annual agency fees paid to the administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (iii) costs associated with obtaining Swap Agreements and any interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Agreements or other derivative instruments, and any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (iv) fees and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04, the issuance of Equity Interests or Indebtedness, (v) any interest component relating to accretion or accrual of discounted liabilities, (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (vii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses or expensing of any financing fees or prepayment or redemption premiums or penalty and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), and (viii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or other Investment, all as calculated on a consolidated basis in accordance with GAAP minus (b) cash interest income of the Borrower and the Restricted Subsidiaries earned during such period, in each case as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period;

(c) any Transaction Costs incurred during such period,

(d) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g) stock-based award compensation expenses,

(h) any income (loss) attributable to deferred compensation plans or trusts,

(i) any income (loss) from Investments recorded using the equity method,

(j) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(k) any unrealized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP,

(l) any lease signing bonuses, and

(m) (i) the net income of any Person that is not a Subsidiary of such Person or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i) above.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured First Lien Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period, multiplied by two.

“Consolidated Senior Secured First Lien Indebtedness” means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness that is not subordinated in right of payment to the First Lien Loan Document Obligations and that is secured by a Lien on the Collateral on a pari passu basis with the Liens granted under the First Lien Security Documents in favor of the First Lien Administrative Agent for the benefit of the Secured Parties, in all respects, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), in an aggregate amount not to exceed $25,000,000 excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date unless “restricted” in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Facilities).

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness that is not subordinated in right of payment to the First Lien Loan Document Obligations and that is secured by a Lien on the Collateral in all respects, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02), in an aggregate amount not to exceed $25,000,000, excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date unless “restricted” in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Facilities).

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Indebtedness as of such date to (b) the product of Consolidated EBITDA for the most recently completed Test Period, multiplied by two.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Borrower (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, or Revolving Loans (or unused Revolving Commitments), (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b)(i) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt and (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not mature or have scheduled amortization or payments of principal prior to the date that is 91 days after the Latest Maturity Date, (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) if not comprising Other First Lien Term Loans hereunder, is subject to the relevant Intercreditor Agreement(s) and (e) shall be on terms and pursuant to documentation as determined by the Borrowers and the Lenders and/or First Lien Additional Lenders providing such Credit Agreement Refinancing Indebtedness, subject to the restrictions and exceptions set forth above. For the avoidance of doubt, such Credit Agreement Refinancing Indebtedness shall not be subject to any “most favored nation” pricing provisions.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Debt to Capitalization Ratio” means, as of any day, the ratio (expressed as a percentage) of (a) Consolidated Total Indebtedness as of such day to (b) Total Invested Capital as of such day.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the First Lien Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the First Lien Administrative Agent, any Issuing Bank or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the First Lien Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the First Lien Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the First Lien Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the First Lien Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the obligations with respect to the Letters of Credit issued by such Issuing Bank other than First Lien Loan Document Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Delayed Draw Commitment Fee Rate” means a rate payable pursuant to Section 2.12(e) with respect to the Delayed Draw Term Facility equal to 1.00% per annum, accruing beginning on the Effective Date on the average daily undrawn portion of the Delayed Draw Term Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year.

“Delayed Draw Term Borrowing” means a Borrowing consisting of Delayed Draw Term Loans of the same Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect made by each of the Delayed Draw Term Lenders pursuant to Section 2.01(b).

“Delayed Draw Term Commitment” means, with respect to each Delayed Draw Term Lender, the commitment, if any, of such Delayed Draw Term Lender to make a Delayed Draw Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made by such Delayed Draw Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Delayed Draw Term Lender pursuant to a First Lien Assignment and Assumption. The amount of each Delayed Draw Term Lender’s Delayed Draw Term Commitment is set forth on Schedule 2.01 or in the First Lien Assignment and Assumption pursuant to which such Delayed Draw Term Lender shall have assumed its Delayed Draw Term Commitment. As of the date hereof, the total Delayed Draw Term Commitment is $75,000,000.

“Delayed Draw Term Commitment Expiration Date” means the earlier to occur of (x) the date that is fifteen (15) months from the Effective Date and (y) the date on which the Delayed Draw Term Commitments are reduced to zero.

“Delayed Draw Term Facility” means, at any time, the aggregate amount of Delayed Draw Term Commitments at such time.

“Delayed Draw Term Lender” means a Lender with a Delayed Draw Term Commitment or an outstanding Delayed Draw Term Loan. From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Lender shall be deemed a Term Lender hereunder, for all purposes.

“Delayed Draw Term Loans” means the Loans made pursuant to Section 2.01(b). From and after the date of any Borrowing of any Delayed Draw Term Loan, each Delayed Draw Term Loan shall be deemed an Initial Term Loan hereunder for all purposes.

“Delayed Draw Commitment Fee” has the meaning specified in Section 2.12(e).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other First Lien Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) those banks, financial institutions and other Persons identified by the Borrower to the Lead Arranger in writing prior to July 27, 2018 as being “Disqualified Lenders,” (ii) those Persons who are competitors of the Borrower and its Subsidiaries identified by the Sponsor or the Borrower to the First Lien Administrative Agent from time to time in writing (including by email) which designation shall become effective two (2) days after delivery of each such written designation to the First Lien Administrative Agent, but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loan and (iii) in the case of each Person identified pursuant to clauses (i) and (ii) above, any of their Affiliates that are either (x) identified in writing by the Sponsor or the Borrower from time to time or (y) known or reasonably identifiable as Affiliates (other than, in the case of this clause (y), in the case of persons identified in clause (ii) above, Affiliates that are bona fide debt funds) and (iv) any Affiliate of the Lead Arranger that is engaged as a principal primarily in private equity or venture capital. Upon inquiry by any Lender to the First Lien Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the First Lien Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, (a) prior to an IPO, if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (i) greater than 3.00 to 1.00, 75% of Excess Cash Flow for such fiscal year, (ii) greater than 2.00 to 1.00 but less than or equal to 3.00 to 1.00, 50% of Excess Cash Flow for such fiscal year and (iii) less than or equal to 2.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (b) after an IPO, if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (i) greater than 2.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (ii) less than or equal to 2.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Effective Date” means July 27, 2018.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the First Lien Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness (which shall include (x) the Underwriting Fee (as defined in the First Lien Administrative Agent Fee Letter) and (y) the Arrangement Fee (as defined in the First Lien Arranger Fee Letter)(together with the Underwriting Fee, the “Facility Fees”)), with the Facilities Fees equated to interest margins based on an assumed four-year life to maturity), but excluding any arrangement, syndication, commitment, prepayment premiums, structuring, ticking or other similar fees payable in connection therewith that are not payable to all the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders and, solely for purposes of determining the effective yield for purposes of Section 2.11(a)(i), any original issue discount or upfront fees payable in connection with the Loans issued on the Effective Date or the Delayed Draw Term Loans; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, any Intermediate Parent, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the First Lien Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender unless (i) (A) the First Lien Administrative Agent has acted with gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (B) such assignment resulted from a material breach of the First Lien Loan Documents by the First Lien Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) the Borrower has not consented to such assignment or is not deemed to have consented to such assignment to the extent required by Section 9.04(b).

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or such ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period, and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries other than the First Lien Loan Document Obligations,

(iii) the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases and (2) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans and all prepayments of revolving loans (including Revolving Loans)) made during such period, other than (A) in respect of any revolving credit facility (other than the Revolving Credit Facility hereunder) except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period,

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of dividends and other Restricted Payments (including the amount of Tax Distributions made by the Borrower during such period, to the extent not deducted in arriving at Consolidated Net Income) paid in cash during such period, to the extent such dividends and Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of payments and expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such payments and expenditures are not expensed during such period,

(x) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of Non-Cash Charges included in the calculation of Consolidated Net Income in any prior period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xii) at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) to the extent set forth in a certificate of a Financial Officer delivered to the First Lien Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or capital expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the subsequent Test Period); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period; provided, further, that to the extent deducted from Excess Cash Flow in any Test Period, such Contract Consideration and/or Planned Expenditure is not deducted again in any subsequent Test Period,

(xiii) the amount of cash rent payments made in such period to the extent they exceed the amount of rent payments deducted in determining Consolidated Net Income for such period, and

(xiv) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Account” means any (a) payroll account, (b) zero balance account, (c) withholding tax, trust and fiduciary account, (d) pension fund, escrow (including, without limitation, any escrow accounts for the benefit of any Grantor’s (as defined in the First Lien Collateral Agreement) customers but excluding any escrow accounts for the benefit of any Grantor), or similar account and (e) any other account reasonably agreed to by the First Lien Administrative Agent.

“Excluded Assets” means (a) any fee-owned real property (other than any Oil and Gas Property or any surface estate necessary for the access or exploration of any Oil and Gas Property) that is not Material Real Property and all leasehold (including ground lease) interests in real property (other than any Oil and Gas Property or any surface estate necessary for the access or exploration of any Oil and Gas Property but including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) motor vehicles and other assets subject to certificates of title or ownership, (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC) in which a security interest can be perfected with the filing of a UCC-1 financing statement), (d) commercial tort claims (except to the extent can be perfected with the filing of a UCC-1 financing statement), (e) Equity Interests in any Person (other than any Wholly Owned Restricted Subsidiaries) to the extent the pledge thereof to the First Lien Collateral Agent is not permitted by the terms of such Person’s organizational or joint venture documents, (f) voting Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Subsidiary that is (i) a CFC or CFC Holdco and (ii) owned directly by a Borrower or Guarantor, (g) any lease, license or other agreement, government approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement, government approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law and so long as such prohibition was not incurred in contemplation of such lease, license or other agreement, government approval or franchise), other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (h) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi) (so long as in the case of acquisition of a Subsidiary, any such Lien was not created in contemplation of such acquisition), in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law), (i) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or the filing of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act, (j) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the

Secured Obligations is prohibited by an applicable law, rule or regulation or contractual obligation existing on the Effective Date (or if later, on the date the entity owning such asset becomes a Restricted Subsidiary (so long as in the case of an acquisition of such Restricted Subsidiary, any such prohibition was not incurred in contemplation of such acquisition)) (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code), (k) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (l) [reserved], (m) any Excluded Account and (n) any assets with respect to which, in the reasonable judgment of the First Lien Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences (including adverse tax consequences) of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Information” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01, (c) any Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (so long as in the case of an acquisition of such Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), from guaranteeing the Secured Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained, (d) any CFC, (e) any CFC Holdco, (f) any Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the First Lien Administrative Agent and the Borrower (as agreed in writing), the cost or other consequences (including any adverse tax consequences) of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement”, (i) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (j) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries, (k) any joint venture or any special purpose securitization vehicle (or similar entity) and (l) each Unrestricted Subsidiary; provided, that any Immaterial Subsidiary that is a signatory to the First Lien Collateral Agreement and the First Lien Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other First Lien Loan Documents unless the Borrower has otherwise notified the First Lien Administrative Agent; provided further that the Borrower may at any time and in its sole discretion, upon notice to the First Lien Administrative Agent, and subject to, in the case of any Foreign Subsidiary, the consent of the Administrative Agent, deem that any Restricted Subsidiary shall not be an Excluded Subsidiary for purposes of this Agreement and the other First Lien Loan Documents.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Guarantor, at the time such guarantee or grant of a security interest becomes effective with respect to such related Secured Swap Obligation. If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps that are or would be rendered illegal due to such guarantee or security interest.

“Excluded Taxes” means, with respect to the First Lien Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other First Lien Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any First Lien Loan Documents or engaged in any other transaction pursuant to this Agreement or having sold or assigned an interest in any First Lien Loan Documents), (b) any branch profits Tax imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Debt Documents” means the Credit Agreement, dated as of November 20, 2014, by and among, inter alios, Brigham Minerals, LLC and Rearden Minerals, LLC as borrowers and Wells Fargo Bank, N.A. as administrative agent.

“Facilities” means the Term Loans and the Revolving Credit Facility and all extensions of credit pursuant thereto as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the First Lien Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or corporate controller of the Borrower.

“Financial Performance Covenant” means, collectively, the covenants set forth in Section 6.11.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“First Lien Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“First Lien Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a First Lien Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the First Lien Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“First Lien Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D)(2).

“First Lien Accepting Lenders” has the meaning specified in Section 2.24(a).

“First Lien Additional Lender” means any First Lien Additional Revolving Lender or any First Lien Additional Term Lender, as applicable.

“First Lien Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) First Lien Incremental Revolving Commitment Increase pursuant to a First Lien Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a First Lien Refinancing Amendment in accordance with Section 2.21; provided that each First Lien Additional Revolving Lender shall be subject to the approval of the First Lien Administrative Agent (and, if such First Lien Additional Revolving Lender will provide a First Lien Incremental Revolving Commitment Increase, each Issuing Bank), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“First Lien Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor that agrees to provide any portion of any (a) First Lien Incremental Term Loans pursuant to a First Lien Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a First Lien Refinancing Amendment in accordance with Section 2.21; provided that each First Lien Additional Term Lender shall be subject to the approval of the First Lien Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“First Lien Administrative Agent” means Owl Rock, in its capacity as administrative agent hereunder and under the other First Lien Loan Documents, and its successors in such capacity as provided in Article VIII.

“First Lien Administrative Agent Fee Letter” means that certain First Lien Administrative Agent Fee Letter, dated as of July 27, 2018, by and among the Borrower and the Administrative Agent.

“First Lien Applicable Account” means, with respect to any payment to be made to the First Lien Administrative Agent hereunder, the account specified by the First Lien Administrative Agent from time to time for the purpose of receiving payments of such type.

“First Lien Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“First Lien Arranger Fee Letter” means that certain First Lien Arranger Fee Letter, dated as of July 27, 2018, by and among the Borrower and Owl Rock Capital Advisors LLC.

“First Lien Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the First Lien Administrative Agent.

“First Lien Auction Agent” means (a) the First Lien Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the First Lien Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii)(A); provided that the Borrower shall not designate the First Lien Administrative Agent as the First Lien Auction Agent without the written consent of the First Lien Administrative Agent (it being understood that the First Lien Administrative Agent shall be under no obligation to agree to act as the First Lien Auction Agent).

“First Lien Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a First Lien Specified Discount to par pursuant to Section 2.11(a)(ii)(B).

“First Lien Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“First Lien Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“First Lien Collateral Agent” has the meaning given to such term in Section 8.01(b) and its successors in such capacity as provided in Article VIII.

“First Lien Collateral Agreement” means the First Lien Collateral Agreement among the Borrower, each other Loan Party and the First Lien Collateral Agent, substantially in the form of Exhibit D.

“First Lien Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“First Lien Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“First Lien Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“First Lien Discount Range Prepayment Notice” means a written notice of a First Lien Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit L.

“First Lien Discount Range Prepayment Offer” means the irrevocable written offer by a First Lien Term Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the First Lien Auction Agent’s receipt of a First Lien Discount Range Prepayment Notice.

“First Lien Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“First Lien Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“First Lien Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“First Lien Discounted Prepayment Effective Date” means in the case of a First Lien Borrower Offer of Specified Discount Prepayment or First Lien Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the First Lien Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the First Lien Auction Agent.

“First Lien Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“First Lien Fee Letters” means, collectively, the First Lien Arranger Fee Letter and the First Lien Administrative Agent Fee Letter.

“First Lien Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the First Lien Loan Documents to which it is to be a party, (b) the borrowing of Loans hereunder and the use of the proceeds thereof and (c) the issuance, amendment or extension of Letters of Credit hereunder and the use of proceeds thereof.

“First Lien Guarantee Agreement” means the First Lien Master Guarantee Agreement among the Loan Parties and the First Lien Administrative Agent, substantially in the form of Exhibit B.

“First Lien Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xx).

“First Lien Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“First Lien Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“First Lien Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“First Lien Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“First Lien Incremental Term Increase” has the meaning assigned to such term in Section 2.20(a).

“First Lien Incremental Term Loan” means any Term Loan provided under any Incremental Facility.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement substantially in the form of Exhibit F among the First Lien Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis (but without regard to the control of remedies), with such modifications thereto as the First Lien Administrative Agent and the Borrower may reasonably agree.

“First Lien Loan Document Obligations” means (a) the due and punctual payment in cash by the Borrower of (i) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other First Lien Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment in cash and performance of all other obligations of the Borrower under or pursuant to each of the First Lien Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other First Lien Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“First Lien Loan Documents” means this Agreement, any First Lien Refinancing Amendment, any First Lien Loan Modification Agreement, any First Lien Incremental Facility Amendment, the First Lien Guarantee Agreement, the First Lien Collateral Agreement, the other First Lien Security Documents, the First Lien Intercreditor Agreement (if applicable), the Second Lien Intercreditor Agreement (if applicable), the First Lien Fee Letters and, except for purposes of Section 9.02, any First Lien Note delivered pursuant to Section 2.09(e).

“First Lien Loan Modification Agreement” means a First Lien Loan Modification Agreement, in form reasonably satisfactory to the First Lien Administrative Agent, among the Borrower, the First Lien Administrative Agent and one or more First Lien Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other First Lien Loan Documents as are contemplated by Section 2.24.

“First Lien Loan Modification Offer” has the meaning specified in Section 2.24(a).

“First Lien Note” means a promissory note of the Borrower, in substantially the form of Exhibit R, payable to a Lender in any Facility in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, as applicable, of such Lender.

“First Lien Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“First Lien Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“First Lien Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the First Lien Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the First Lien Administrative Agent and (c) each First Lien Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“First Lien Security Documents” means the First Lien Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.

“First Lien Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“First Lien Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“First Lien Solicited Discounted Prepayment Notice” means an irrevocable written notice of a First Lien Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“First Lien Solicited Discounted Prepayment Offer” means the irrevocable written offer by each First Lien Term Lender, substantially in the form of Exhibit O, submitted following the First Lien Administrative Agent’s receipt of a First Lien Solicited Discounted Prepayment Notice.

“First Lien Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“First Lien Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“First Lien Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of First Lien Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit J.

“First Lien Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“First Lien Specified Discount Prepayment Response” means the irrevocable written response by each First Lien Term Lender, substantially in the form of Exhibit K, to a First Lien Specified Discount Prepayment Notice.

“First Lien Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(3).

“First Lien Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“First Lien Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“First Lien Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Form Intercreditor Agreements” means (a) an intercreditor agreement substantially in the form of the First Lien Intercreditor Agreement and/or (b) an intercreditor agreement substantially in the form of the Second Lien Intercreditor Agreement, as applicable.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the First Lien Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the First Lien Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants of any nature and in any form regulated pursuant to any Environmental Law due to their dangerous or deleterious properties or characteristics.

“Holdings” means (a) prior to any IPO, Initial Holdings and (b) upon and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a Subsidiary, Initial Holdings or (ii) if the IPO Entity is an Intermediate Parent, the IPO Entity.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of Borrower or the Restricted Subsidiaries.

“ICE LIBOR” has the meaning assigned to such term in the definition of “Alternate Base Rate.”

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D)(3).

“Immaterial Subsidiary” means any Subsidiary other than a Material Subsidiary.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(b).

“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a direct or indirect parent of Holdings appearing on the balance sheet of Holdings or the Borrower, or solely by reason of push down accounting under GAAP, (v) any non-compete or consulting obligations incurred in connection with a Permitted Acquisition, (vi) any reimbursement obligations under pre-paid contracts entered into with clients in the ordinary course of business or (vii) for the avoidance of doubt, any Qualified Equity Interests issued by Holdings or the Borrower. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms).

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Holdings” has the meaning given to such term in the preliminary statements hereto.

“Initial Term Loans” means (a) the Loans made pursuant to Section 2.01(a) on the Effective Date and (b) the Delayed Draw Term Loans made pursuant to Section 2.01(b).

“Initial Reserve Report” means that certain reserve report with respect to the Loan Parties’ Proved Reserve, dated as of December 31, 2017 by Cawley Gillespie & Associates, Inc.

“Intellectual Property” has the meaning assigned to such term in the First Lien Collateral Agreement.

“Intellectual Property Security Agreement” means short-form security agreements, suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any Intellectual Property that is registered, issued or applied for in the United States and that constitute Collateral.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement, as the context may require.

“Interest Election Request” means a written request by the Borrower, substantially in the form of Exhibit E, to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurodollar Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means any Subsidiary of Holdings and of which the Borrower and each other Restricted Subsidiary is a subsidiary.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).

“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.

“IPO Entity” means, at any time upon and after an IPO, Initial Holdings, a parent entity of Initial Holdings or an Intermediate Parent, as the case may be, the Equity Interests of which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a Wholly Owned Subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means (a) Owl Rock or an Affiliate or designee thereof that is reasonably acceptable to the Borrower, (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), (c) any financial institution acceptable to Owl Rock and the Borrower and (d) any of the foregoing entities’ respective Affiliates or branches, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank or a bank or other legally authorized Person reasonably acceptable to the First Lien Administrative Agent, in which case the term “Issuing Bank” shall include any such Affiliate, bank or authorized Person with respect to Letters of Credit issued by such Affiliate, bank or authorized Person.

“Junior Financing” means any Indebtedness for borrowed money (other than any permitted intercompany Indebtedness owing to Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary) that is unsecured, secured on a junior priority basis to the First Lien Loan Document Obligations or subordinated in right of payment to the First Lien Loan Document Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other First Lien Term Loan, any Other First Lien Term Commitment, any Other First Lien Revolving Loan or any Other First Lien Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LCT Election” has the meaning assigned to such term in Section 1.06.

“LCT Test Date” has the meaning assigned to such term in Section 1.06.

“Lead Arranger” means each of Owl Rock Capital Advisors LLC and any permitted successors and assigns.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to a First Lien Assignment and Assumption, a First Lien Incremental Facility Amendment, a First Lien Loan Modification Agreement or a First Lien Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to a First Lien Assignment and Assumption.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“LIBO Rate” means for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to (i) the ICE Benchmark Administration LIBOR rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBOR rate available, as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the First Lien Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the First Lien Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by the First Lien Administrative Agent and with a term equivalent to such Interest Period would be offered by three major banking institutions in immediately available funds in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

Notwithstanding anything to the contrary contained in this Agreement or the other First Lien Loan Documents, the term “LIBO Rate” may be amended to refer to (x) a comparable successor rate, with the consent of the Required Lenders, First Lien Administrative Agent and the Borrower, or (y) to the extent the First Lien Administrative Agent determines in good faith that the consents referenced in the preceding clause (x)(i) are not attainable following commercially reasonable efforts to obtain such consents, a comparable successor rate that is the prevailing market standard for credit agreements of this type for the replacement of or successors to the eurodollar rate in the U.S. syndicated loan market as reasonably determined by the First Lien Administrative Agent (in consultation with the Borrower), and the First Lien Administrative Agent shall promptly notify each Lender of such amendment.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any (1) Permitted Acquisition or other investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is delivered or (iii) any dividends or distributions on, or redemptions of equity in connection with, a Permitted Acquisition or other investment, of the type set forth under clause (1) hereof, and requiring declaration in advance thereof.

“Liquidity” means, at any date of determination, the sum of (a) the Unrestricted Cash Amount plus (b) the Available Revolving Commitment.

“Loan Guarantors” means Holdings, any Intermediate Parent and the Subsidiary Loan Parties.

“Loan Parties” means Holdings, any Intermediate Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.

“Management Investors” means the members of the Board of Directors, officers and employees of Holdings, the Borrower and/or its Subsidiaries who are (directly or indirectly through one or more investment vehicles) investors in Holdings (or any direct or indirect parent thereof).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of Holdings, any Intermediate Parent, the Borrower and its Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (i) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment obligations under the First Lien Loan Documents or (ii) the rights and remedies of the First Lien Administrative Agent, the Issuing Banks and the Lenders under the First Lien Loan Documents in any material respect.

“Material Indebtedness” means Indebtedness for borrowed money (other than the First Lien Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Non-Public Information” means (a) if the Borrower is a public reporting company, material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing for purposes of United States Federal and state securities laws, and (b) if the Borrower is not a public reporting company, information that is (i) of the type that would not be publicly available if the Borrower were a public reporting company and (ii) material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws.

“Material Real Property” means real property (other than Oil and Gas Property but including fixtures) located in the United States and owned by any Loan Party with a book value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000 (it being understood that no real property owned by any Loan Party as of the date of this Agreement shall be deemed to be Material Real Property).

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of the Borrower and the Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended net revenues or total assets in excess of 10.0 % of the consolidated revenues or total assets, as applicable, of the Borrower and the Restricted Subsidiaries for such quarter, the Borrower shall designate at its sole discretion one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Borrower is in compliance with the foregoing.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Model” means that certain financial model delivered by the Borrower to the First Lien Administrative Agent on June 19, 2018.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the First Lien Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the First Lien Administrative Agent and the Borrower.

“Mortgaged Property” means each parcel of Material Real Property and all Mortgaged Oil and Gas Properties with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).

“Mortgaged Oil and Gas Properties” means (a) the Oil and Gas Properties listed on Schedule 1.01(b) which shall become subject to a mortgage within ninety (90) days following the Effective Date (or such later date as the First Lien Administrative Agent may reasonably agree) and (b) any additional Oil and Gas Properties which shall be subject to a Mortgage delivered after the Effective Date (whether pursuant to Section 5.11(d) or otherwise).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of Tax Distributions, dividends and other restricted payments that Holdings, any Intermediate Parent, the Borrower and/or the Restricted Subsidiaries may make pursuant to Section 6.07(a)(vi)(A) or (B) as a result of such event, and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Sections 6.04(m), 6.07(a)(vii) and 6.07(b)(ix).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests: and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or the Restricted Subsidiaries.

“Ongoing Hedges” has the meaning assigned to such term in Section 6.13.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other First Lien Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a First Lien Refinancing Amendment or a First Lien Loan Modification Agreement.

“Other First Lien Revolving Loans” means the Revolving Loans made pursuant to any Other First Lien Revolving Commitment or a First Lien Loan Modification Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any First Lien Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any First Lien Loan Document.

“Other First Lien Term Commitments” means one or more Classes of term loan commitments hereunder that result from a First Lien Refinancing Amendment or a First Lien Loan Modification Agreement.

“Other First Lien Term Loans” means one or more Classes of Term Loans that result from a First Lien Refinancing Amendment or a First Lien Loan Modification Agreement.

“Owl Rock” has the meaning given to such term in the preliminary statements hereto.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.15, (c) with respect to each such purchase or other acquisition, to the extent applicable to such Subsidiary or asset, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the First Lien Administrative Agent) and (c) after giving effect to any such purchase or other acquisition and the incurrence of Indebtedness or any other related transaction, no Event of Default shall have occurred and be continuing (except with respect to a Limited Condition Transaction, no Event of Default shall have occurred and be continuing as of the execution of the definitive agreement for such transaction and no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing after giving effect to any such purchase or other acquisition and the incurrence of Indebtedness or any other related transaction).

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other First Lien Loan Documents, effected in connection with a First Lien Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the First Lien Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the First Lien Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the First Lien Accepting Lenders.

“Permitted Encumbrances” means:

(a) Liens for Taxes, assessments or governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or otherwise so long as such Liens would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or otherwise so long as such Liens would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions, zoning restrictions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of the Subsidiaries;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l) Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to have a Material Adverse Effect;

(o) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect;

(q) Liens securing Priority Obligations; and

(r) Liens under any oil and gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, oil and gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements in each case to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) secure obligations that are not delinquent and do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the First Lien Loan Document Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the relevant Intercreditor Agreement(s); provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Loan Parties, the First Lien Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the relevant Intercreditor Agreement(s). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means (a) the Sponsor and (b) the Management Investors.

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) dollars, euros, Canadian dollars, or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, the United Kingdom, Canada, Switzerland, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and

Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the First Lien Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the First Lien Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(xiii), (a)(xviii) or (a)(xix), such Indebtedness complies with the Required Additional Debt Terms, (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between the Borrower and the lenders providing any such Permitted Refinancing and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(xiii), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the First Lien Loan Document Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the applicable Intercreditor Agreement(s). Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether existing as of the date hereof or subsequently created or coming to exist.

“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party is an “employer” as defined in Section 3(5) of ERISA or to which a Loan Party has any liability (including any liability on account of any ERISA Affiliate).

“Planned Expenditures” has the meaning assigned to such term in clause (b) of the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 5.01.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a) any non-ordinary course sale, transfer or other disposition of any property or asset of the Borrower or any of the Restricted Subsidiaries permitted by (i) Section 6.05(k) other than dispositions resulting in aggregate Net Proceeds not exceeding (A) $3,750,000 in the case of any single transaction or series of related transactions and (B) $7,000,000 for all such transactions during any fiscal year of the Borrower or (ii) Section 6.05(f) other than dispositions constituting a sale-leaseback to the extent consummated substantially contemporaneously with the acquisition by the Borrower or such Restricted Subsidiary of the property subject to such sale-leaseback transaction; or

(b) the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Other First Lien Term Loans, Other First Lien Revolving Loans and Other First Lien Revolving Commitments which shall constitute a Prepayment Event to the extent required by the definition of “Credit Agreement Refinancing Indebtedness”) or permitted by the Required Lenders pursuant to Section 9.02.

“Prepayment Premium” means, with respect to the prepayment of any Initial Term Loans: (a) if such prepayment is made prior to the first anniversary of the Effective Date, a prepayment premium in an amount equal to 2.00% of the aggregate amount of the Term Loans so prepaid; (b) if such prepayment is made on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, a prepayment premium in an amount equal to 1.00% of the aggregate amount of the Term Loans so prepaid; and (c) if such prepayment is on or after the second anniversary of the Effective Date, zero.

“Present Value” means, as of any date of determination, the discounted net present value, on a pre-income tax basis, of projected future cash flows from the production of the Loan Parties’ Proven Reserves which is: (a) calculated in a manner consistent with the methodologies used in the preparation of the Initial Reserve Report and such determination shall be made using Strip Prices for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub); (b) discounted using an annual discount rate of 9%; (c) as set forth in the mostly recently delivered Independent Engineering Report; and (d) in all cases, adjusted to give pro forma effect to all acquisitions, extensions, discoveries and other additions and upward revisions of estimates of Proven Reserves, and all estimated Proven Reserves produced or disposed of, or downward revisions of estimates of Proven Reserves, in each case, since the date of the mostly recently delivered Independent Engineering Report.

“Prime Rate” means a rate per annum equal to the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the First Lien Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the First Lien Administrative Agent).

“Priority Obligation” means any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created thereon by the applicable First Lien Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of the Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower or any of the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; provided, further that (1) any determination of Pro Forma Compliance with the Financial Performance Covenant required at any time prior to September 30, 2018, shall be made assuming that compliance with the Financial Performance Covenant for the Test Period ending on September 30, 2018 is required with respect to the most recent Test Period prior to such time, and (2) all pro forma adjustments made pursuant to this definition (including the Pro Forma Adjustment) with respect to the Transactions shall be consistent in character and amount with the adjustments reflected in the Pro Forma Financial Statements. References herein to Pro Forma Compliance or compliance on a pro forma basis with the Financial Performance Covenant shall mean Pro Forma Compliance with the Financial Performance Covenant whether or not then in effect.

“Pro Forma Disposal Adjustment” means, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Business or Entity, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” has the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(c).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts from Oil and Gas Properties and interests owned by Borrower and its Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental Reserve Report.

“Proposed Acquisition” has the meaning assigned to such term in Section 6.13.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to First Lien Administrative Agent pursuant to this Agreement.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to the First Lien Administrative Agent pursuant to this Agreement.

“Proved Reserves Coverage Ratio” means the ratio of (a) the Proved Reserves of the Loan Parties as set forth in the Reserve Report mostly recently delivered pursuant hereto to (b) Consolidated Total Indebtedness.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(3).

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment on the Effective Date of all outstanding obligations under the Existing Debt Documents and the termination of all commitments thereunder.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).

“Rejection Notice” has the meaning assigned to such term in Section 2.11(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, or leaching into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Removal Effective Date” has the meaning assigned to such term in Section 8.06.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Initial Term Loans (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the Initial Term Loans) or have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (b) other than with respect to Indebtedness incurred pursuant to Section 6.01(a)(xiii), such Indebtedness is not guaranteed by any entity that is not a Loan Party, (c) such Indebtedness that is secured (i) other than with respect to Indebtedness incurred pursuant to Section 6.01(a)(xiii), is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (d) no Event of Default shall have occurred and be continuing (except in connection with a Limited Condition Transaction, in which case no Event of Default shall have occurred and be continuing as of the date of the execution of the definitive agreements for such Limited Condition Transaction.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means (a) the Initial Reserve Report and (b) each report regarding the Proved Reserves attributable to the Oil and Gas Properties of the Loan Parties delivered to the First Lien Administrative Agent pursuant to Section 5.16 and otherwise prepared in a manner consistent with the methodology used in preparing the Initial Reserve Report. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which shall be based upon the Strip Price), net proceeds of production, operating expenses and Present Value.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of Holdings other than the Borrower and any Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to a First Lien Assignment and Assumption, (ii) a First Lien Refinancing Amendment, (iii) a First Lien Incremental Revolving Commitment Increase, or (iv) a First Lien Loan Modification Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the First Lien Assignment and Assumption, First Lien Loan Modification Agreement or First Lien Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitment at such time.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means (i) July 27, 2024 or (ii) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment and with respect to any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such First Lien Loan Modification Agreement.

“Sanctioned Country” means a country or territory which is the target of any comprehensive Sanctions (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned by any such Person or Persons.

“Sanctions” means economic sanctions imposed, administered or enforced by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement substantially in the form of Exhibit G, among the First Lien Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral, with such modifications thereto as the First Lien Administrative Agent and the Borrower may reasonably agree.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the First Lien Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred, in each case, to the extent designated by the Borrower as “Secured Cash Management Obligations” in writing to the Administrative Agent.

“Secured Obligations” means (a) the First Lien Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Guarantor, Excluded Swap Obligations of such Loan Guarantor).

“Secured Parties” has the meaning assigned to such term in the First Lien Collateral Agreement.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of the Borrower and the Restricted Subsidiaries under each Swap Agreement that is with an Acceptable Hedge Counterparty and for which such Acceptable Hedge Counterparty has entered into the First Lien Intercreditor Agreement by joinder or otherwise.

“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior or “silent” subordinated basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Sold Entity or Business” has the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the First Lien Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” means Warburg Pincus LLC, Yorktown Partners LLC and Pine Brook Road Advisors, LP, and their respective Affiliates.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurodollar Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board of Governors or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, as of any date of determination, the forward month prices as of the last Business Day of the fiscal year or fiscal quarter of Borrower immediately preceding such date of determination for crude oil (WTI Cushing), for natural gas liquids (WTI Cushing) and natural gas (Henry Hub), as applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for crude oil (WTI Cushing), for natural gas liquids (WTI Cushing) and natural gas (Henry Hub), as applicable for the full five year period), with such price held flat for each subsequent year based on the average forward month price for each of the twelve months in such fifth year, as such prices are (a) quoted on the NYMEX (or its successor) as of the date of determination and (b) adjusted, in good faith by the Borrower, solely for any basis differential as of the date of determination, without future escalation.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; in each case, whether existing as of the date hereof or subsequently created or coming to exist.

“Subsidiary” means any subsidiary of Holdings other than the Borrower (unless otherwise specified).

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the First Lien Guarantee Agreement.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Mark-to-Market Value” means, as of any date of determination, the net mark-to-market value of the Loan Parties’ Swap Agreements with Approved Counterparties in respect of commodities then in effect.

“Tax Distributions” has the meaning assigned to such term in Section 6.07(a)(vi)(A).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to a First Lien Assignment and Assumption, (ii) a First Lien Refinancing Amendment, (iii) a First Lien Incremental Facility Amendment in respect of any Term Loans or (iv) a First Lien Loan Modification Agreement. The amount of each Lender’s Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the First Lien Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, First Lien Loan Modification Agreement or First Lien Refinancing Amendment, as the case may be. As of the Effective Date, the total Term Commitments, including Delayed Draw Term Commitments, are $200,000,000, as set forth on Schedule 2.01.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means, individually or collectively as the context requires, Initial Term Loans (including the Delayed Draw Term Loans), Other First Lien Term Loans and First Lien Incremental Term Loans.

“Term Maturity Date” means July 27, 2024 (or, with respect to any Term Lender that has the maturity date of its Term Loans pursuant to a Permitted Amendment, the extended maturity date set forth in any such First Lien Loan Modification Agreement).

“Test Period” means, at any date of determination, the period of two consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements are delivered pursuant to Section 5.01(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time.

“Total Invested Capital” means, as of any date of determination, an amount equal to the sum of (a) the equity investment made in cash by the Sponsor and management in the Borrower (which, subject to adjustment as set forth below, equals $360,999,997) (the “Initial Invested Capital”), plus (b) the amount of any primary equity investment made in cash in the Borrower after the Effective Date (other than any Qualified Equity Interests the proceeds of which will be applied as Cure Amounts), plus (c) Funded Debt. For purposes of the foregoing calculation, to the extent the valuation of any primary equity investment made in cash in the Borrower after the Effective Date (other than any Qualified Equity Interests the proceeds of which will be applied as Cure Amounts) in excess of $35,000,000 is done at a markup to the cost basis of the Initial Invested Capital (a “Markup Capital Raise”), the valuation of the previously invested capital will be adjusted upward to reflect the valuation of the Markup Capital Raise.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 6.02) in an aggregate amount not to exceed $25,000,000, excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date unless “restricted” in favor of the Facilities (which may also secure other Indebtedness secured by a pari passu or junior lien on the Collateral along with the Facilities) to (b) the product of Consolidated EBITDA for the most recently completed Test Period, multiplied by two.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.

“Transactions” means (a) the First Lien Financing Transactions, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the First Lien Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of April 30, 2018 and the related consolidated statements of operations and cash flows, in each case, for the four (4) month period then ended (subject to normal audit adjustments, lack of footnotes and other presentation items).

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of cash (free and clear of all liens, other than Liens permitted pursuant to Section 6.02) (excluding cash that is listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date unless “restricted in favor of the Facilities).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 on or subsequent to the Effective Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” (as such terms are defined in Sections 4201 through 4205 of ERISA) from such Multiemployer Plan.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “ABR Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other First Lien Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Unaudited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Net Leverage Ratio, the Consolidated Senior Secured First Lien Net Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio and any other financial ratio or test shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

SECTION 1.05 Effectuation of Transactions.

All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other First Lien Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06 Limited Condition Transaction.

Notwithstanding anything in this Agreement or any First Lien Loan Document to the contrary, when (a) calculating any applicable ratio, the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA or total assets, or determining other compliance with this Agreement, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom), (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as restricted or unrestricted or the repayment of Indebtedness, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT

Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b), as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. Notwithstanding anything in this Agreement or any First Lien Loan Document to the contrary, if the Borrower or the Restricted Subsidiaries (x) incurs Indebtedness, creates Liens, makes asset sales, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with any Limited Condition Transaction under a ratio-based Basket and (y) incurs Indebtedness, creates Liens, makes asset sales, Investments or Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness in connection with such Limited Condition Transaction under a non-ratio-based Basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based Basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

SECTION 1.07 Certain Determinations.

(a) For purposes of determining compliance with any of the covenants set forth in Article V or Article VI (including in connection with any First Lien Incremental Facility) at any time (whether at the time of incurrence or thereafter), any Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the categories permitted pursuant to Article V or Article VI (including in connection with any First Lien Incremental Facility), the Borrower (i) shall in its sole discretion determine under which category such Lien (other than Liens with respect to the Initial Term Loans), Investment, Indebtedness (other than Indebtedness consisting of the Initial Term Loans), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion there) is permitted and (ii) shall be permitted, in its sole discretion, to make any redetermination and/or to divide, classify or reclassify under which category or categories such Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction is permitted from time to time as it may determine and without notice to the First Lien Administrative Agent or any Lender. For the avoidance of doubt, if the applicable date for meeting any requirement hereunder or under any other Loan Document falls on a day that is not a Business Day, compliance with such requirement shall not be required until noon on the first Business Day following such applicable date.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Total Net Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio and/or Consolidated Senior Secured First Lien Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 6.01 or Section 6.02.

(c) Notwithstanding anything to the contrary herein, the Form Intercreditor Agreements shall be deemed to be reasonable and acceptable to the First Lien Administrative Agent and the Lenders, and the First Lien Administrative Agent and the Lenders shall be deemed to have consented to the use of each such Form Intercreditor Agreement (and to the First Lien Administrative Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Borrower or any of the other Subsidiaries of Holdings pursuant to Section 6.01.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make Initial Term Loans to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding such Term Lender’s Term Commitment (which, for the avoidance of doubt, shall not include such Term Lender’s Delayed Draw Term Commitment), (b) each Delayed Draw Term Lender agrees to make Delayed Draw Term Loans to the Borrower on and after the Effective Date until the Delayed Draw Term Commitment Expiration Date in one or more drawings denominated in dollars in an aggregate principal amount not exceed such Delayed Draw Term Lender’s Delayed Draw Term Commitment and (c) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate principal amount which will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03, and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing under the Revolving Credit Facility, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03 Requests for Borrowings.

To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the First Lien Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any Eurodollar Borrowing to be made on the Effective Date, one (1) Business Day) or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such written Borrowing Request shall be signed by the Borrower substantially in the form of Exhibit T and shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the First Lien Administrative Agent. Each such written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Term Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing (which, in the case of any Borrowing of Delayed Draw Term Loans, shall be in an minimum amount of $5,000,000);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that (x) with respect to Delayed Draw Term Loans, the conditions set forth in Section 4.03 are satisfied and (y) with respect to any other Borrowing after the Effective Date, as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the First Lien Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the First Lien Loan Documents, to issue Letters of Credit for the Borrower’s own account (or for the account of any Subsidiary of the Borrower so long as the Borrower is an obligor in respect of all First Lien Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the First Lien Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit or bank guarantee application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the First Lien Administrative Agent (at least ten (10) Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the First Lien Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Letter of Credit. Each such notice shall be in the form of Exhibit U, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. To the extent there is more than one Issuing Bank, the Borrower will use reasonable efforts to request Letters of Credit from such Issuing Banks in such a way that the aggregate LC Exposure of any Issuing Bank as a percentage of all the aggregate LC Exposures of all of the Issuing Banks in respect of all Letters of Credit issued under this Agreement shall be generally in line with such Issuing Bank’s proportionate share of the Letter of Credit Sublimit (determined based on the Letter of Credit Sublimit being divided equally among the Issuing Banks); it being understood, for the avoidance of doubt, that the Borrower shall have no obligation to request Letters of Credit pursuant to the foregoing to the extent the Borrower determines, in its sole discretion, that any such request would not be feasible or commercially beneficial. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the First Lien Administrative Agent and the applicable Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars, (iv) except as otherwise agreed by the First Lien Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the First Lien Administrative Agent written notice thereof required under paragraph (m) of this Section 2.05 followed by a copy of such Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date)) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided further that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended; provided further that such Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank.

(e) Participations. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the First Lien Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount (in same day funds) equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement (the “Reimbursement Date”), together with accrued interest thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the First Lien Administrative Agent and the applicable Issuing Bank prior to 4:00 p.m., New York City time, on the date such LC Disbursement is made that the Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest thereon) with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the First Lien Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an amount equal to their Applicable Percentage of such LC Disbursement (together with any accrued interest thereon), the proceeds of which shall be applied directly by the First Lien Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest thereon); provided that if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest thereon), the Borrower shall reimburse the applicable Issuing Bank, on demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this paragraph (f) shall be made without regard to the Borrowing Minimum.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other First Lien Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the First Lien Loan Document Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured), (iv) any draft or other document presented under a Letter of

Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit), (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vii) any breach hereof or any other First Lien Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the First Lien Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder or place the Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the First Lien Administrative Agent and the Borrower in writing (delivered by hand delivery, facsimile or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section 2.05.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the First Lien Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) effective immediately, without demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without demand or other notice of any kind, as of the occurrence of any Event of Default under paragraph (h) or (i) of Section 7.01, or (iii) any Event of Default under paragraph (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the First Lien Administrative Agent, the applicable Issuing Bank or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the First Lien Administrative Agent, in the name of the First Lien Administrative Agent and for the benefit of the Secured Parties, an amount of cash in dollars equal to 103% of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the First Lien Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other First Lien Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the First Lien Administrative Agent or the Issuing Bank, the Borrower shall deliver to the First Lien Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The First Lien Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the First Lien Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the First Lien Administrative Agent first to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving

Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the First Lien Administrative Agent and the Borrower, executed by the Borrower, the First Lien Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the First Lien Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the First Lien Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other First Lien Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.

(m) Issuing Bank Reports to the First Lien Administrative Agent. Unless otherwise agreed by the First Lien Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the First Lien Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the First Lien Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the

Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the First Lien Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this paragraph (m) of Section 2.05.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the First Lien Applicable Account of the First Lien Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The First Lien Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the First Lien Administrative Agent to the applicable Issuing Bank.

(b) Unless the First Lien Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the First Lien Administrative Agent such Lender’s share of such Borrowing, the First Lien Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the First Lien Administrative Agent, then the applicable Lender agrees to pay to the First Lien Administrative Agent an amount equal to such share on demand of the First Lien Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the First Lien Administrative Agent therefor, the First Lien Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the First Lien Administrative Agent forthwith on demand. The First Lien Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the First Lien Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the First Lien Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the First Lien Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the First Lien Administrative Agent of such election in writing substantially in the form of Exhibit E by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be signed by the Borrower, shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the First Lien Administrative Agent.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the First Lien Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the First Lien Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Delayed Draw Term Commitments shall terminate on the Delayed Draw Term Commitment Expiration Date and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 unless such amount represents all of the remaining Commitments of such Class and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify, in writing, the First Lien Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the First Lien Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the First Lien Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. Notwithstanding anything to the contrary contained herein, the Delayed Draw Term Commitments may only be reduced among the Delayed Draw Term Lenders on a ratable basis.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the First Lien Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the First Lien Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The First Lien Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the First Lien Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the First Lien Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section 2.09, the accounts maintained by the First Lien Administrative Agent pursuant to paragraph (c) of this Section 2.09 shall control.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a First Lien Note. In such event, the Borrower shall execute and deliver to such Lender a First Lien Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

SECTION 2.10 Amortization of Term Loans.

(a) (i) Prior to an IPO, subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Initial Term Loans on the last day of each March, June, September and December (commencing on December 31, 2019) in each case in an amount equal to 1.25% of the original aggregate principal amount of the Initial Term Loans made on the Effective Date and (commencing with the last day of the fiscal quarter during which the Delayed Draw Commitment Expiration Date occurs) such amounts shall be increased by an amount equal to 1.25% of the aggregate principal amount of all Delayed Draw Term Loans drawn prior to the date of any such payment (and the Borrower and the First Lien Administrative Agent will be permitted to re-establish the amortization schedule to make any Delayed Draw Term Loan to be fungible with the then outstanding Initial Term Loans funded on the Effective Date); provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b) (ii) After an IPO, subject to adjustment pursuant to paragraph (d) of this Section 2.10, the Borrower shall repay Initial Term Loans on the last day of each March, June, September and December (commencing with the first such date after such IPO) in each case in an amount equal to 0.25% of the principal amount of Initial Term Loans Borrowed on the Effective Date and (commencing with the first such date after such IPO) such amounts shall be increased by an amount equal to 0.25% of the aggregate principal amount of all Delayed Draw Term Loans drawn prior to the date of any such payment (and the Borrower and the First Lien Administrative Agent will be permitted from time to time to re-establish the amortization schedule to make any Delayed Draw Term Loan to be fungible with the then outstanding Initial Term Loans funded on the Effective Date); provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(c) To the extent not previously paid, all Initial Term Loans shall be due and payable on the Term Maturity Date.

(d) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, except as otherwise provided in any First Lien Refinancing Amendment or First Lien Loan Modification Agreement, pursuant to the corresponding section of such First Lien Refinancing Amendment or First Lien Loan Modification Agreement, as applicable, as directed by the Borrower and, in the absence of such direction, in direct order of maturity.

(e) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the First Lien Administrative Agent in writing (delivered by hand delivery, facsimile or other electronic transmission) of such election not later than 2:00 p.m., New York City time, one (1) Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the First Lien Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.11(h).

(ii) Notwithstanding anything in any First Lien Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Term Loans on the following basis:

(A) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a First Lien Borrower Offer of Specified Discount Prepayment, First Lien Borrower Solicitation of Discount Range Prepayment Offers or First Lien Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other First Lien Term Loan at the First Lien Specified Discount, within the First Lien Discount Range or at any discount to par value, as applicable, or in the case of First Lien Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, any Intermediate Parent’s, the Borrower’s or any of their respective Subsidiaries’ election not to accept any First Lien Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term

Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the First Lien Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the First Lien Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the First Lien Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided further that any Term Loan that is prepaid will be automatically and irrevocably cancelled.

(B) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the First Lien Auction Agent with three (3) Business Days’ notice in the form of a First Lien Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “First Lien Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “First Lien Specified Discount”) of such Term Loans to be prepaid (it being understood that different First Lien Specified Discounts and/or First Lien Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the First Lien Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the First Lien Specified Discount Prepayment Response Date. The First Lien Auction Agent will promptly provide each relevant Term Lender with a copy of such First Lien Specified Discount Prepayment Notice and a form of the First Lien Specified Discount Prepayment Response to be completed and returned by each such Lender to the First Lien Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “First Lien Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the First Lien Auction Agent (or its delegate) by the First Lien Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the First Lien Specified Discount and, if so (such accepting Term Lender, a “First Lien Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a First Lien Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose First Lien Specified Discount Prepayment Response is not received by the First Lien Auction Agent by the First Lien Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable First Lien Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one First Lien Discount Prepayment Accepting Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each First Lien Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s First Lien Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all First Lien Discount Prepayment Accepting Lenders exceeds the First Lien Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the First Lien Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such First Lien Discount Prepayment Accepting Lender and the First Lien Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the First Lien Auction Agent made in its reasonable discretion) will calculate such proration (the “First Lien Specified Discount Proration”). The First Lien Auction Agent shall promptly, and in any case within three (3) Business Days following the First Lien Specified Discount Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender and the First Lien Administrative Agent of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the First Lien Specified Discount on such date and (III) each First Lien Discount Prepayment Accepting Lender of the First Lien Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the First Lien Specified Discount on such date. Each determination by the First Lien Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit First Lien Discount Range Prepayment Offers by providing the First Lien Auction Agent with three (3) Business Days’ notice in the form of a First Lien Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “First Lien Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “First Lien Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (it being understood that different First Lien Discount Ranges and/or First Lien Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the First Lien Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the First Lien Discount Range Prepayment Response Date. The First Lien Auction Agent will promptly provide each relevant Term Lender with a copy of such First Lien Discount Range Prepayment Notice and a form of the First Lien Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the First Lien Auction

Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “First Lien Discount Range Prepayment Response Date”). Each relevant Term Lender’s First Lien Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the First Lien Discount Range (the “First Lien Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “First Lien Submitted Amount”) such Lender is willing to have prepaid at the First Lien Submitted Discount. Any Term Lender whose First Lien Discount Range Prepayment Offer is not received by the First Lien Auction Agent by the First Lien Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the First Lien Discount Range.

(2) The First Lien Auction Agent shall review all First Lien Discount Range Prepayment Offers received on or before the applicable First Lien Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the First Lien Auction Agent made in its sole reasonable discretion) the First Lien Applicable Discount and Term Loans to be prepaid at such First Lien Applicable Discount in accordance with this subsection (C). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agree to accept on the First Lien Discount Range Prepayment Response Date all First Lien Discount Range Prepayment Offers received by the First Lien Auction Agent by the First Lien Discount Range Prepayment Response Date, in the order from the First Lien Submitted Discount that is the largest discount to par to the First Lien Submitted Discount that is the smallest discount to par, up to and including the First Lien Submitted Discount that is the smallest discount to par within the First Lien Discount Range (such First Lien Submitted Discount that is the smallest discount to par within the First Lien Discount Range being referred to as the “First Lien Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the First Lien Discount Range Prepayment Amount and (II) the sum of all First Lien Submitted Amounts. Each Lender that has submitted a First Lien Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the First Lien Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its First Lien Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the First Lien Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s First Lien Discount Range Prepayment Offer at the First Lien Applicable Discount; provided that if the First Lien Submitted Amount by all Participating Lenders offered at a discount to par greater than the First Lien Applicable Discount exceeds the First Lien Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose First Lien Submitted Discount is a discount to par greater than or equal to the First Lien Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the First Lien Submitted Amount of each such Identified Participating Lender and the First Lien Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the First Lien Auction Agent made in its sole reasonable discretion) will calculate such proration (the “First Lien Discount Range Proration”). The First Lien Auction Agent shall promptly, and in any case within five (5) Business Days following the First Lien Discount Range Prepayment Response Date, notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the First Lien Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender and the First Lien Administrative Agent of the Discounted Prepayment Effective Date, the First Lien Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the First Lien Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the First Lien Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the First Lien Discount Range Proration. Each determination by the First Lien Auction Agent of the amounts stated in the foregoing notices to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries may from time to time solicit First Lien Solicited Discounted Prepayment Offers by providing the First Lien Auction Agent with three (3) Business Days’ notice in the form of a First Lien Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “First Lien Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different First Lien Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the First Lien Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall remain outstanding through the First Lien Solicited Discounted Prepayment Response Date. The First Lien Auction Agent will promptly provide each relevant Term Lender with a copy of such First Lien Solicited Discounted Prepayment Notice and a form of the First Lien Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the First Lien Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “First Lien Solicited Discounted Prepayment Response Date”). Each Term Lender’s First Lien Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the First Lien Acceptance Date, and (z) specify both a discount to par (the “First Lien Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “First Lien Offered Amount”) such Term Lender is willing to have prepaid subject to such First Lien Offered Discount. Any Term Lender whose First Lien Solicited Discounted Prepayment Offer is not received by the First Lien Auction Agent by the First Lien Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The First Lien Auction Agent shall promptly provide Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries with a copy of all First Lien Solicited Discounted Prepayment Offers received on or before the First Lien Solicited Discounted Prepayment Response Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall review all such First Lien Solicited Discounted Prepayment Offers and select the largest of the First Lien Offered Discounts specified by the relevant responding Term Lenders in the First Lien Solicited Discounted Prepayment Offers that is acceptable to Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries (the “First Lien Acceptable Discount”), if any. If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any First Lien Offered Discount as the First Lien Acceptable Discount, then as soon as practicable after the determination of the First Lien Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries from the First Lien Auction Agent of a copy of all First Lien Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “First Lien Acceptance Date”), Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall submit a First Lien Acceptance and Prepayment Notice to the First Lien Auction Agent setting forth the First Lien Acceptable Discount. If the First Lien Auction Agent shall fail to receive a First Lien Acceptance and Prepayment Notice from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries by the First Lien Acceptance Date, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all First Lien Solicited Discounted Prepayment Offers.

(3) Based upon the First Lien Acceptable Discount and the First Lien Solicited Discounted Prepayment Offers received by First Lien Auction Agent by the First Lien Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of a First Lien Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the First Lien Auction Agent will determine (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the First Lien Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “First Lien Acceptable Prepayment Amount”) to be prepaid by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries at the First Lien Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries elects to accept any First Lien Acceptable Discount, then Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries agrees to accept all First Lien Solicited Discounted Prepayment Offers received by First Lien Auction Agent by the First Lien Solicited Discounted Prepayment Response Date, in the order from largest First Lien Offered Discount to smallest First Lien Offered Discount, up to and including the First Lien Acceptable Discount. Each Lender that has submitted a First Lien Solicited Discounted Prepayment Offer with a First Lien Offered Discount that is greater than or equal to the First Lien Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its First Lien Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the First Lien Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s First Lien Solicited Discounted Prepayment Offer at the First Lien Acceptable Discount; provided that if the aggregate First Lien Offered Amount by all Qualifying Lenders whose First Lien Offered Discount is greater than or equal to the First Lien Acceptable Discount exceeds the First Lien Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose First Lien Offered Discount is greater than or equal to the First

Lien Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the First Lien Offered Amount of each such Identified Qualifying Lender and the First Lien Auction Agent (in consultation with Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the First Lien Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the First Lien Auction Agent shall promptly notify (I) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and First Lien Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender who made a First Lien Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the First Lien Acceptable Discount, and the First Lien Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the First Lien Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the First Lien Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the First Lien Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the First Lien Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall make such prepayment to the First Lien Auction Agent, for the account of the First Lien Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the First Lien Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the First Lien Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(ii), established by the First Lien Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries.

(H) Notwithstanding anything in any First Lien Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the First Lien Auction Agent (or its delegate) shall be deemed to have been given upon First Lien Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the First Lien Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the First Lien Auction Agent and expressly consents to any such delegation of duties by the First Lien Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the First Lien Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the First Lien Auction Agent.

(J) Holdings, any Intermediate Parent, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the First Lien Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable First Lien Specified Discount Prepayment Notice, First Lien Discount Range Prepayment Notice or First Lien Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable First Lien Specified Discount Prepayment Response Date, First Lien Discount Range Prepayment Response Date or First Lien Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the First Lien Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event or Casualty Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” or in the event of a Casualty Event, if the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in the business of the Borrower and the other Subsidiaries (including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 12-month period (or if committed to be so invested within such 12-month period, have not been so invested within 18 months after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided further that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Consolidated Senior Secured First Lien Indebtedness, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall, at the option of the Borrower, be reduced on a dollar-for-dollar basis for such fiscal year by the aggregate amount of prepayments and repurchases of (i) Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 9.04(g) during such fiscal year or within 90 days after the end of such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below; provided further that (x) any such voluntary prepayments that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 2.11(d) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 2.11(d) during such subsequent periods, until such time as such voluntary prepayments reduce such payments which may be due from time to time, (y) such reduction as a result of prepayments pursuant to clause (ii) thereof shall be limited to the actual amount of such cash prepayment) and (ii) other Consolidated Senior Secured First Lien Indebtedness, (provided that, in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments) (excluding all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests); provided further, that the Consolidated Senior Secured First Lien Net Leverage Ratio in the definition of “ECF Percentage” shall be recalculated to give pro forma effect to any amount referred to in proviso clauses (i) and (ii) above that is paid or otherwise realized or accounted for after the end of the applicable fiscal year but prior to the making of the Excess Cash Flow payment required for such fiscal year. Notwithstanding the foregoing, such prepayment shall only be required under this clause (d) if the net amount after giving effect to the reductions set forth above exceeds $2,000,000 and thereafter only the amount above such $2,000,000 shall be required to be prepaid. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the First Lien Refinancing Amendment for any Class of Other First Lien Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the First Lien Refinancing Amendment or First Lien Loan Modification Agreement for any Class of Other First Lien Term Loans, any Lender that holds Other First Lien Term Loans of such Class) may elect, by notice to the First Lien Administrative Agent in writing (delivered by facsimile) at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other First Lien Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other First Lien Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower unless required to be used to repay or retire other Indebtedness by the terms thereof (such retained amounts, “Retained Declined Proceeds”). If a Lender fails to deliver a written notice (“Rejection Notice”) to the First Lien Administrative Agent within the timeframe set forth above, or if such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the First Lien Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16; provided that, in connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11(c) or (d), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans.

(f) The Borrower shall notify the First Lien Administrative Agent of any optional prepayment pursuant to Section 2.11(a)(i) in writing (delivered by hand delivery, facsimile or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the First Lien Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the First Lien Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of subclauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(g) Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by a Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, giving rise to a prepayment pursuant to Section 2.11(c) or (d) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary; provided that once the Borrower has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to the amount of such Net Proceeds or Excess Cash Flow permitted to be so repatriated will be applied (net of additional taxes payable or reserved against as a result thereof)

to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that once the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the amount of such Net Proceeds or Excess Cash Flow able to be so repatriated shall be applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary.

(h) All prepayments of the Term Loans under Section 2.11(a), mandatory prepayments of the Term Loans under Section 2.11(c) with respect to any Prepayment Event of the types described in clause (b) of the definition of “Prepayment Event”, prepayment upon acceleration of the Loans pursuant to Section 7.01, or any other refinancing, replacement, substitution or conversion of the Term Loans shall, in each case, be accompanied by the Prepayment Premium, if applicable. Notwithstanding anything herein to the contrary, the Prepayment Premium shall not apply to any prepayment of the Term Loans made with the proceeds of an IPO in an amount not to exceed the lesser of (x) 50% of the Term Loans outstanding immediately prior to such IPO (assuming for such purposes that the full amount of Delayed Draw Term Loans have been funded at such time) and (y) the aggregate outstanding principal amount of Term Loans in excess of $100,000,000 (assuming for such purposes that the full amount of Delayed Draw Term Loans have been funded at such time).

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the First Lien Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of the Commitment Fee Percentage per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the First Lien Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at the rate to be agreed by each Issuing Bank, not to be greater than the applicable third party costs borne by the Issuing Bank with respect to the issuance of applicable Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December, respectively, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the First Lien Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the First Lien Administrative Agent in the First Lien Fee Letters.

(d) The Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the applicable Agents.

(e) The Borrower agrees to pay to the First Lien Administrative Agent for the account of each Delayed Draw Term Lender a commitment fee (the “Delayed Draw Commitment Fee”) in dollars at a rate per annum equal to the Delayed Draw Commitment Fee Rate on the average daily undrawn portion of the Delayed Draw Term Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year for the period from and including the Effective Date to but excluding the Delayed Draw Term Commitment Expiration Date. The Delayed Draw Commitment Fee shall be distributed to the Delayed Draw Term Lenders pro rata in accordance with the amount of each such Delayed Draw Term Lender’s Delayed Draw Term Commitment. Accrued commitments fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the Delayed Draw Term Commitment Expiration Date, commencing on the first such date to occur after the Effective Date.

(f) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if upon the occurrence and during the continuance of any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this

Section 2.13 or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the First Lien Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest.

If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the First Lien Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the First Lien Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);

(c) the First Lien Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing (or, with the consent of the First Lien Administrative Agent, by telephone promptly followed by writing) or by facsimile as promptly as practicable thereafter and, until the First Lien Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(d) Notwithstanding the foregoing, if the First Lien Administrative Agent has made the determination described in clause (a) of this Section 2.14 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 2.14 and the Borrower shall so request, the First Lien Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Excluded Taxes or Taxes indemnified under Section 2.17) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense (excluding loss of profit) actually incurred by it as a result of such event. Such loss, cost or expense shall in no event exceed that which would have been incurred by such Lender had it funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the reasons therefor delivered to the Borrower shall be prima facie evidence of such amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. Notwithstanding the foregoing, no Lender shall demand compensation pursuant to this Section 2.16 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any First Lien Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the First Lien Administrative Agent for its own account, the First Lien Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the First Lien Administrative Agent and each Lender within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the First Lien Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any First Lien Loan Document and any Other Taxes paid by the First Lien Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the First Lien Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the First Lien Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the First Lien Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the First Lien Administrative Agent, provide Borrower and the First Lien Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by Borrower or the First Lien Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the First Lien Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.17(e)), deliver promptly to Borrower and the First Lien Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the First Lien Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any First Lien Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, Borrower, First Lien Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the First Lien Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the First Lien Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the First Lien Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit Q (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the First Lien Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any First Lien Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the First Lien Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the First Lien Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the First Lien Administrative Agent as may be necessary for the Borrower and the First Lien Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the First Lien Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the First Lien Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the First Lien Administrative

Agent or such Lender, as applicable and (c) the Borrower indemnifies the First Lien Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the First Lien Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the First Lien Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the First Lien Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the First Lien Administrative Agent or such Lender in the event the First Lien Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The First Lien Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the First Lien Administrative Agent or such Lender may delete any information therein that the First Lien Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the First Lien Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person).

(g) The agreements in this Section 2.17 shall survive the resignation or replacement of the First Lien Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any First Lien Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other First Lien Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the First Lien Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the First Lien Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other First Lien Loan Documents shall be made to the Persons specified therein. The First Lien Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any First Lien Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in dollars, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each First Lien Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the First Lien Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the First Lien Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the First Lien Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the First Lien Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the First Lien Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the First Lien Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the First Lien Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e) or Section 2.05(f), Section 2.06(a) or Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the First Lien Administrative Agent may, in its discretion and in the order determined by the First Lien Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the First Lien Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the First Lien Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other First Lien Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the First Lien Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the First Lien Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to a First Lien Assignment and Assumption executed by the Borrower, the First Lien Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time on one or more occasions after the Delayed Draw Term Commitment Expiration Date, by written notice delivered to the First Lien Administrative Agent request (i) one or more additional Classes of term loans (each, a “First Lien Incremental Term Facility”) and/or additional term loans of the same Class of any existing Class of term loans (each, a “First Lien Incremental Term Increase”) and/or (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, a “First Lien Incremental Revolving Commitment Increase”, together with the First Lien Incremental Term Loans, the “First Lien Incremental Facilities”); provided that, both at the time of any such request and after giving effect to the effectiveness of any First Lien Incremental Facility Amendment referred to below and at the time that any such First Lien Incremental Term Loan or First Lien Incremental Revolving Commitment Increase is made or effected, (x) subject to Section 1.06 in the case of any Limited Condition Transaction, no Event of Default shall have occurred and be continuing (except, in the case of the incurrence or provision of any First Lien Incremental Facility in connection with a Limited Condition Transaction, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing at the time of funding of such First Lien Incremental Facility), (y) the Borrower is in Pro Forma Compliance with the Financial Performance Covenant (for the avoidance of doubt, it is agreed that the determination of such ratio is subject to the Limited Condition Transaction provisions) and (z) the Proved Reserves Coverage Ratio of the Borrower, calculated on a Pro Forma Basis after giving effect to the incurrence of the First Lien Incremental Facilities and any acquisition or Investment consummated in connection therewith and all other appropriate pro forma adjustments (for the avoidance of doubt, it is agreed that the determination of such ratio is subject to the Limited Condition Transaction provisions), shall not exceed 1.75:1.00 for the most recently ended Test Period. Notwithstanding anything to the contrary herein, the aggregate principal amount of the First Lien Incremental Facilities that can be incurred at any time shall not exceed $50,000,000. Each First Lien Incremental Term Loan shall be in a minimum principal amount of $2,000,000 and integral multiples of $500,000 in excess thereof (unless the Borrower and the First Lien Administrative Agent otherwise agree); provided that such amount may be less than $2,000,000 if such amount represents all the remaining availability of the aggregate principal amount of First Lien Incremental Term Loans set forth above. Each First Lien Incremental Revolving Commitment Increase shall be in a minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess thereof (unless the Borrower and the First Lien Administrative Agent otherwise agree); provided that such amount may be less than $1,000,000 if such amount represents all the remaining availability of the aggregate principal amount under the First Lien Incremental Revolving Commitment Increases set forth above.

(b) The First Lien Incremental Facilities (i) shall rank equal or junior in right of payment with the Initial Term Loans, shall be secured only by the Collateral securing the First Lien Loan Document Obligations and shall only be guaranteed by the Loan Parties, (ii) in the case of any First Lien Incremental Term Loans, shall not mature earlier than the Term Maturity Date and shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (iii) [reserved], (iv) shall have a maturity date and an amortization schedule (subject to clause (ii) above), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the First Lien Additional Term Lenders thereunder; provided that, in the event that the Effective Yield for any First Lien Incremental Term Facility that is equal in right of payment with the Initial Term Loans and secured by the Collateral on a pari passu basis with the Initial Term Loans is greater than the Effective Yield for the Initial Term Loans, by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans are equal to the Effective Yield for the First Lien Incremental Term Facility minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such First Lien Incremental Term Facility prior to any increase in the Applicable Rate applicable to such Initial Term Loans then outstanding) and (v) shall have other terms and conditions as agreed between the Borrower and the lenders providing any such First Lien Incremental Facilities; provided that in no event shall it be a condition to the effectiveness of, or borrowing under, any such First Lien Incremental Term Loans that any representation or warranty of any Loan Party set forth herein be true and correct, except and solely to the extent required by the First Lien Additional Term Lenders providing such First Lien Incremental Term Loans. Any First Lien Incremental Term Increase shall be on the same terms and pursuant to the same documentation applicable to the Term Loans (excluding upfront fees and customary arranger fees). Any First Lien Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Borrowers and the First Lien Additional Term Lenders providing such First Lien Incremental Term Facility, subject to the restrictions and exceptions set forth above.

(c) The First Lien Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Loans being increased (it being understood that, if required to consummate a First Lien Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the First Lien Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Any First Lien Incremental Revolving Commitment Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Loans (excluding upfront fees and customary arranger fees).

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant First Lien Incremental Term Loans or First Lien Incremental Revolving Commitment Increases.

(e) Commitments in respect of First Lien Incremental Term Increases, First Lien Incremental Term Facility and First Lien Incremental Revolving Commitment Increases shall become Commitments (or in the case of a First Lien Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “First Lien Incremental Facility Amendment”) to this Agreement and, as appropriate, the other First Lien Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each First Lien Additional Lender, if any, and the First Lien Administrative Agent. A First Lien Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any First Lien Incremental Loans or, unless it agrees, be obligated to provide any First Lien Incremental Loans) or by any First Lien Additional Lender. First Lien Incremental Term Increases and loans under First Lien Incremental Revolving Commitment Increases shall be a “Loan” for all purposes of this Agreement and the other First Lien Loan Documents. The First Lien Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other First Lien Loan Documents as may be necessary, in the reasonable opinion of the First Lien Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with a First Lien Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any First Lien Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such First Lien Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree and as required by this Section 2.20. The Borrower will use the proceeds of the First Lien Incremental Term Loans and First Lien Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(f) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 First Lien Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any First Lien Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other First Lien Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other First Lien Revolving Loans and Other First Lien Revolving Commitments), in the form of (x) Other First Lien Term Loans or Other First Lien Term Commitments or (y) Other First Lien Revolving Loans or Other First Lien Revolving Commitments, as the case may be, in each case pursuant to a First Lien Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have other terms and conditions as agreed between the Borrower and the lenders providing any such Credit Agreement Refinancing Indebtedness, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be. The effectiveness of any First Lien Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the First Lien Administrative Agent, receipt by the First Lien Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the First Lien Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other First Lien Term Loans or $5,000,000 in the case of Other First Lien Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the First Lien Administrative Agent otherwise agree). Any First Lien Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other First Lien Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” under any such First Lien Refinancing Amendment without its written consent. The First Lien Administrative Agent shall promptly notify each Lender as to the effectiveness of each First Lien Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any First Lien Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other First Lien Term Loans, Other First Lien Revolving Loans, Other First Lien Revolving Commitments and/or Other First Lien Term Commitments). Any First Lien Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other First Lien Loan Documents as may be necessary or appropriate, in the reasonable opinion of the First Lien Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant First Lien Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such First Lien Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the First Lien Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the First Lien Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the First Lien Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the First Lien Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the First Lien Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the First Lien Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the First Lien Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the First Lien Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the First Lien Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the First Lien Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Loans denominated in dollars or to convert ABR Loans denominated in dollars to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the First Lien Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the First Lien Administrative Agent and the

Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the First Lien Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans denominated in dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the First Lien Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the First Lien Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the First Lien Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the First Lien Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24 First Lien Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the First Lien Administrative Agent, make one or more offers (each, a “First Lien Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a First Lien Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the First Lien Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable First Lien Loan Modification Offer (such Lenders, the “First Lien Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a First Lien Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the First Lien Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the First Lien Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the First Lien Administrative Agent in connection therewith. The First Lien Administrative Agent shall promptly notify each Lender as to the effectiveness of each First Lien Loan Modification Agreement. Each First Lien Loan Modification Agreement may, without the consent of any Lender other than the applicable First Lien Accepting Lenders, effect such amendments to this Agreement and the other First Lien Loan Documents as may be necessary or appropriate, in the opinion of the First Lien Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the First Lien Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed First Lien Loan Modification Offer, any Lender declines to consent to such First Lien Loan Modification Offer on the terms and by the deadline set forth in such First Lien Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the First Lien Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the First Lien Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the First Lien Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Lenders that as of the Effective Date:

SECTION 3.01 Organization; Powers.

Each of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each First Lien Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other First Lien Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts.

Except as set forth in Schedule 3.03, the execution, delivery, performance by, or enforcement against any Loan Party of this Agreement or any other First Lien Loan Document (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental

Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the First Lien Loan Documents, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the First Lien Loan Documents or permitted by Section 6.02, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The Borrower has heretofore furnished to the Lead Arranger the pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on April 30, 2018 (such pro forma balance sheet and statement of income, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as at April 30, 2018, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

(d) Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) With respect to its real property other than Oil and Gas Properties, each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Borrower and the Restricted Subsidiaries have good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title to all its personal property relating to the operation of such Oil and Gas Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.02. After giving full effect to the Permitted Encumbrances, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and the ownership of such Oil and Gas Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in an amount in excess of the working interest of each Oil and Gas Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Oil and Gas Property.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth in Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth in Schedule 3.06, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdings the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or the Borrower, become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07 Compliance with Laws.

Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status.

None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. There is no proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service; (ii) to the knowledge of Holdings and the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status; and (iii) there are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

SECTION 3.11 Disclosure.

As of the Effective Date, any reports, financial statements, certificates or other written factual information (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the First Lien Administrative Agent or any Lender in connection with the negotiation of any First Lien Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of the Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

SECTION 3.12 Subsidiaries.

As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each of its subsidiaries in, each subsidiary of Holdings.

SECTION 3.13 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. To the knowledge of Holdings and the Borrower, no Intellectual Property used by Holdings, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of Holdings and the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency.

Immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (c) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

SECTION 3.15 Security Interest.

The First Lien Security Documents create in favor of the First Lien Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein as security for the Obligations to the extent that a legal, valid, binding and enforceable Lien or security interest in such Collateral may be created under any applicable Law, which Lien or security interest, upon the filing of financing statements, recordation of the Mortgages or the obtaining of possession or “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC or applicable local law, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each other Loan Party thereunder in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant First Lien Security Document) in right to any other Person (other than Liens permitted hereunder), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC, recordation of the Mortgages under applicable local law or by obtaining possession or “control.”

SECTION 3.16 Federal Reserve Regulations.

None of Holdings, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.17 Use of Proceeds.

The Borrower will use the proceeds of the (a) Term Loans and Revolving Loans made, and Letters of Credit issued, on the Effective Date to directly or indirectly finance the Transactions, acquire mineral interests in the United States and otherwise for general corporate purposes, (b) the Revolving Loans made, and Letters of Credit issued, after the Effective Date for general corporate purposes and (c) the Delayed Draw Term Loans made after the Effective Date for general corporate purposes.

SECTION 3.18 Swap Agreements.

Schedule 3.18, as of the Effective Date, and thereafter either disclosed in writing to the First Lien Administrative Agent and the Lenders or included in the most recently delivered report required to be delivered by the Borrower pursuant to Section 5.16(b), as of the date thereof, sets forth a true and complete list of all commodity price Swap Agreements of the Borrower and each Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and swap or strike prices, as the case may be), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

SECTION 3.19 Maintenance of Properties.

Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and personal property unitized therewith) of the Borrower and the Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all requirements of Governmental Authorities and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower or the Restricted Subsidiaries is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or personal property unitized therewith) of the Borrower or the Restricted Subsidiaries are deviated from the vertical more than the maximum permitted by requirements of Governmental Authorities, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) of the Borrower or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any Restricted Subsidiary that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any Restricted Subsidiary, in a manner consistent with the Borrower’s or the Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.19 could not reasonably be expected to have a Material Adverse Effect).

SECTION 3.20 Sanctions; Anti-Money Laundering; Anti-Corruption.

(a) The Borrower will not directly, or knowingly indirectly, use the proceeds of the Loans for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in a manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, any Intermediate Parent, the Borrower and the other Subsidiaries of Holdings are in compliance with (i) Sanctions, (ii) Title III of the USA PATRIOT Act, and (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials.

(c) None of Holdings, any Intermediate Parent, the Borrower or any other Subsidiary of Holdings or any director or officer thereof, is a Sanctioned Person.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date.

The obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

(a) The First Lien Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the First Lien Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The First Lien Administrative Agent shall have received a Notice of Borrowing substantially in the form of Exhibit T or Letter of Credit Request substantially in the form of Exhibit U, as applicable, relating to the Borrowings or issuances, as applicable, on the Effective Date and which shall be delivered in accordance with Section 2.03;

(c) The First Lien Administrative Agent shall have received a written opinion (addressed to the First Lien Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) from Kirkland & Ellis LLP as counsel to the Loan Parties. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(d) The First Lien Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit H with appropriate insertions, or otherwise in form and substance reasonably satisfactory to the First Lien Administrative Agent, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (e) of this Section 4.01.

(e) The First Lien Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the First Lien Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of First Lien Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(f) The First Lien Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Lead Arranger and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any First Lien Loan Document.

(g) The Collateral and Guarantee Requirement (other than in accordance with Section 5.14) shall have been satisfied and the First Lien Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(h) Since December 31, 2017, there shall not have been any Material Adverse Effect with respect to the Borrower and its Subsidiaries taken as a whole.

(i) The Lead Arranger shall have received the Audited Financial Statements, the Unaudited Financial Statements and the Pro Forma Financial Statements.

(j) [Reserved].

(k) [Reserved].

(l) [Reserved].

(m) The Refinancing shall have been consummated, or substantially concurrently with the initial funding of Loans on the Effective Date, shall be consummated.

(n) The First Lien Administrative Agent and the Lead Arranger shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Effective Date by the First Lien Administrative Agent or the Lead Arranger that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and regulations pertaining to beneficial ownership of legal entity customers.

(o) The Lead Arranger shall have received a solvency certificate substantially in the form of Exhibit S executed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower certifying as to the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto, the First Lien Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the First Lien Administrative Agent or such Lender, as the case may be.

SECTION 4.02 Each Credit Event.

On and after the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than (i) any Borrowing under any First Lien Incremental Facility, (ii) any Borrowing the proceeds of which are used to finance a Limited Condition Transaction and (iii) any Borrowing under the Delayed Draw Term Facility), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) In the case of any Borrowing, the representations and warranties of each Loan Party set forth in the First Lien Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than a Borrowing under any First Lien Incremental Facility or a Borrowing the proceeds of which are used to finance a Limited Condition Transaction, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

SECTION 4.03 Delayed Draw Term Facility.

After the Effective Date, the obligation of each Delayed Draw Term Lender to make a Delayed Draw Term Loan on the occasion of any Borrowing under the Delayed Draw Term Facility is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) Each draw of Delayed Draw Term Loans shall be in a principal amount of no less than $5,000,000;

(b) the First Lien Administrative Agent shall have received a management summary of the Permitted Acquisition or other Permitted Investment being funded with the proceeds of such Delayed Draw Term Loans, in form reasonably satisfactory to the First Lien Administrative Agent; provided that (x) such summary shall only be required to the extent actually created by management in the ordinary course of business and (y) no such summary shall be required if the proceeds of the Delayed Draw Term Loans drawn to fund such Permitted Acquisition or other Permitted Investment are less than $15,000,000;

(c) no Event of Default shall have occurred at the time of and after giving effect to the making of such Delayed Draw Term Loans (except in connection with a Limited Condition Transaction, no Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing at the time of and after giving effect to the making of such Delayed Draw Term Loans);

(d) the representations and warranties of each Loan Party set forth in the First Lien Loan Documents shall be true and correct in all material respects on and as of the date of the funding of such Delayed Draw Term Loans; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, in each case, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be;

(e) the Consolidated Total Net Leverage Ratio of the Borrower, calculated on a Pro Forma Basis after giving effect to the incurrence of the Delayed Draw Term Loans and any acquisition or Investment consummated in connection therewith and all other appropriate pro forma adjustments (for the avoidance of doubt, it is agreed that the determination of such ratio is subject to the Limited Condition Transaction provisions), shall not exceed the ratio set forth in Section 6.11 opposite such date for the most recently ended Test Period;

(f) the Proved Reserves Coverage Ratio of the Borrower, calculated on a Pro Forma Basis after giving effect to the incurrence of the Delayed Draw Term Loans and any acquisition or Investment consummated in connection therewith and all other appropriate pro forma adjustments (for the avoidance of doubt, it is agreed that the determination of such ratio is subject to the Limited Condition Transaction provisions), shall not be less 1.75:1.00 for the most recently ended Test Period; and

(g) the First Lien Administrative Agent shall have received a Borrowing Request delivered pursuant to Section 2.02 and 2.03.

ARTICLE V

AFFIRMATIVE COVENANTS

From and after the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (i) contingent amounts not yet due, (ii) Secured Cash Management Obligations and (iii) Secured Swap Obligations) under any First Lien Loan Document have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been fully reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

Holdings or the Borrower will furnish to the First Lien Administrative Agent, on behalf of each Lender:

(a) on or before the date that is one hundred and twenty-five (125) days after the end of each fiscal year of the Borrower, audited consolidated balance sheet and audited consolidated statements of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification that is expressly solely with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and such Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) on or before the date that is sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, unaudited consolidated balance sheet and unaudited consolidated statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the budget for such fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) not later than five (5) days after any delivery of financial statements under paragraph (a) or (b) above, (A) a certificate of a Financial Officer (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (x) demonstrating compliance with the Financial Performance Covenant and (y) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2019, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the proviso in Section 2.11(c), (B) a report on acquisitions of Oil and Gas Properties with attributable Proved Reserves made during such period, (C) an updated production history of the Proved Reserves of the Loan Parties as of the end of such period, (D) the lease operating expenses attributable to the Oil and Gas Properties of the Loan Parties for the prior 12-month period and (E) a schedule of the Oil and Gas Properties with attributable Proved Reserves that are Mortgaged Oil and Gas Properties and otherwise demonstrating that the Borrower is in compliance with Section 5.11(d);

(e) within 5 Business Days of the delivery of the financial statements required under Section 5.01(a), a detailed consolidated budget for the Borrower and its Subsidiaries for the succeeding fiscal year (including, without limitation, (i) a breakdown on a quarterly basis of such annual budget for the Borrower and its Subsidiaries and (ii) a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget); provided that the obligations of this paragraph shall be suspended upon and following the filing for an IPO;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the First Lien Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of any First Lien Loan Document, as the First Lien Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations (including any extended deadlines available thereunder in connection with an IPO or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings)); provided that (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of KPMG LLP or an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the First Lien Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the First Lien Administrative Agent); provided, that, (A) the Borrower shall, at the request of the First Lien Administrative Agent, continue to deliver copies (which delivery may be hand delivery, facsimile or other electronic transmission) of such documents to the First Lien Administrative Agent and (B) the Borrower shall notify the First Lien Administrative Agent of the posting of any such documents on any website described in this paragraph that is not sponsored or controlled by the First Lien Administrative Agent. The First Lien Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the First Lien Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s obligations under this Section 5.01) to any third party.

The Borrower hereby acknowledges that (a) the First Lien Administrative Agent and/or the Lead Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the First Lien Administrative Agent, the Lead Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the First Lien Administrative Agent and the Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the First Lien Loan Documents. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the First Lien Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 5.01(a), (b), (c) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the First Lien Administrative Agent and the Lenders as not containing any material non-public information; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the other Loan Documents.

SECTION 5.02 Notices of Material Events.

Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the First Lien Administrative Agent (for distribution to each Lender through the First Lien Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, any Intermediate Parent, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the First Lien Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the First Lien Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five (5) days after delivery of financial statements pursuant to Section 5.01(a), Holdings or the Borrower shall deliver to the First Lien Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to Paragraphs 1, 2(a), 5, 6 and 8 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.03, (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 have been given.

SECTION 5.04 Existence; Conduct of Business.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes (whether or not shown on a Tax return) imposed upon it or its income or properties or in respect of its property or assets, before the same shall become delinquent or in default, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of the Subsidiaries or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings believes (in the good faith judgment of the management of Holdings) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings believes (in the good faith judgment of management of Holdings) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings believes (in the good faith judgment or the management of Holdings) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the First Lien Collateral Agent, information presented in reasonable detail as to the insurance so carried. Each such general liability policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) shall (i) name the First Lien Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the First Lien Collateral Agent, on behalf of the Lenders as the loss payee or mortgagee thereunder.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) furnish to the Lenders, upon written request from the First Lien Collateral Agent, information presented in reasonable detail as to the flood insurance so carried.

SECTION 5.08 Books and Records; Inspection and Audit Rights.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiary, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the First Lien Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the First Lien Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the First Lien Administrative Agent and the Lenders under this Section 5.08 and the First Lien Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and such time shall be at the Borrower’s expense; provided, further that (a) when an Event of Default exists, the First Lien Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the First Lien Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants.

SECTION 5.09 Compliance with Laws.

Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including Environmental Laws, and the USA PATRIOT Act) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds and Letters of Credit.

The Borrower will use the proceeds of the Term Loans or Revolving Loans funded on the Effective Date, together with cash on hand of the Borrower and the, to directly or indirectly finance the Transactions, directly or indirectly pay all or a portion of the Transaction Costs and for other general corporate purposes. The proceeds of the Revolving Loans drawn after the Effective Date will be used only for general corporate purposes, and the Letters of Credit will be used only for general corporate purposes, in each case, including capital expenditures, Permitted Acquisitions, Restricted Payments, refinancing of Indebtedness and any other transactions not prohibited by this Agreement. The proceeds of the Delayed Draw Term Loans will be used only for Permitted Acquisitions, other Investments permitted hereunder and refinancing of Indebtedness under the Revolving Credit Facility incurred in connection with any Permitted Acquisition or other Investment permitted hereunder.

SECTION 5.11 Additional Subsidiaries; Collateral Matters.

(a) If (i) any additional Restricted Subsidiary or Intermediate Parent is formed or acquired after the Effective Date, (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary (other than a wholly owned Guarantor that ceases to be wholly owned) or (iii) if the Borrower, at its option, elects to cause a Domestic Subsidiary, or to the extent reasonably acceptable to the First Lien Administrative Agent, a Foreign Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party, then, Holdings or the Borrower will, within thirty (30) days (or such longer period as may be agreed to by the First Lien Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the First Lien Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded

Subsidiary) or Intermediate Parent to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary or Intermediate Parent owned by or on behalf of any Loan Party within thirty (30) days after such notice (or such longer period as the First Lien Administrative Agent shall reasonably agree) and the First Lien Administrative Agent shall have received a completed Perfection Certificate (or supplement thereof) with respect to such Restricted Subsidiary or Intermediate Parent signed by a Responsible Officer, together with all attachments contemplated thereby.

(b) Within sixty (60) days (or such longer period as otherwise provided in this Agreement or as the First Lien Administrative Agent may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 5.11(a).

(c) Notwithstanding the foregoing, in the event any real property (other than any Oil and Gas Property) would be required to be mortgaged pursuant to this Section 5.11, Holdings or the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property (other than any Oil and Gas Property) within ninety (90) days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the First Lien Administrative Agent in its reasonable discretion.

(d) Subject to the mortgage delivery requirements in Section 5.12(d), at all times from and after the date that is ninety (90) days following the Effective Date, Borrower shall, and shall cause each other Loan Party, to cause Oil and Gas Properties to be subject to Mortgages sufficient to cause the Asset Coverage Ratio to be not less than 1.75 to 1.00. Notwithstanding the foregoing, upon the earlier of (x) the date that the Borrower has knowledge that it is not in compliance with the Asset Coverage Ratio or (y) the date upon which the Borrower receives notice from the First Lien Administrative Agent indicating that the Borrower has failed to maintain compliance with the Asset Coverage Ratio, the Borrower and the other Loan Parties shall have a period of sixty (60) days to execute and file Mortgages on additional Oil and Gas Properties in favor of the First Lien Administrative Agent sufficient to cause the Borrower to be in compliance with the Asset Coverage Ratio before such non-compliance is deemed to result in a Default.

SECTION 5.12 Further Assurances; After Acquired Property.

(a) Solely with respect to the Effective Date, each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the First Lien Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (other than Excluded Assets or Oil and Gas Properties with associated Proved Reserves), including any owned (but not leased or ground leased) Material Real Property or improvements thereto or any interest therein are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the First Lien Administrative Agent thereof, and, if requested by the First Lien Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the First Lien Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

(c) If, after the Effective Date, any Oil and Gas Properties having Proved Reserves, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11, or through the development of any of the Borrower’s or any other Loan Parties’ Oil and Gas Properties, such Oil and Gas Properties become classified as Proved Reserves, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations solely to the extent required to maintain an Asset Coverage Ratio of not less than 1.75 to 1.00 in accordance with Section 5.11(d).

SECTION 5.13 Designation of Subsidiaries.

The Borrower may at any time on or after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenant for the Test Period then last ended and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Material Indebtedness of Holdings or the Borrower. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. The Borrower designates each Subsidiary set forth on Schedule 5.13 as Unrestricted Subsidiary as of the Effective Date.

SECTION 5.14 Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the First Lien Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date, in each case except to the extent otherwise agreed by the First Lien Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.15 Line of Business.

(a) The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

SECTION 5.16 Reserve Reports.

(a) On or before March 1st and September 1st of each year, commencing on September 1, 2018, the Borrower shall furnish to the First Lien Administrative Agent and the Lenders a Reserve Report evaluating the Proved Reserves of the Borrower and the Restricted Subsidiaries as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Reserve Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b) Each Reserve Report (other than the Initial Reserve Report) shall be delivered with (i) an accompanying report on Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties owned by the Loan Parties which have attributable to them Proved Reserves, in each case, since the date of the last Reserve Report previously delivered hereunder, and containing information and analysis with respect to the Proved Reserves of the Loan Parties as of the date of such report and the Present Value; (ii) an updated production history of the Proved Reserves of the Loan Parties as of such date, (iii) the lease operating expenses attributable to the Oil and Gas Properties of the Loan Parties for the prior 12-month period and (iv) a true and complete list of all commodity price Swap Agreements of the Borrower and each Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and swap or strike prices, as the case may be), any new credit support agreements relating thereto not listed on Schedule 3.18 (including any margin required or supplied), and the counterparty to each such agreement, and which certificate shall certify that the hedged volumes for each of natural gas and crude oil comply with Section 5.18 and Section 6.13, respectively.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the First Lien Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, the Borrower or the Restricted Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 6.02.

SECTION 5.17 Title Matters.

(a) On or before the delivery to the First Lien Administrative Agent and the Lenders of each Reserve Report required by Section 5.16, the Borrower will deliver title information in form and substance acceptable to the First Lien Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the First Lien Administrative Agent shall have received together with title information previously delivered to the First Lien Administrative Agent, satisfactory title information on at least 50% of the Present Value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) Within sixty (60) days after a request by the First Lien Administrative Agent to cure any title defects or exceptions which are not Permitted Encumbrances or a notice by the First Lien Administrative Agent that Borrower has failed to comply with this Section, (i) cure such title defects or exceptions which are not Permitted Encumbrances, (ii) substitute acceptable Mortgaged Oil and Gas Properties with no title defects or exceptions except for Permitted Liens having an equivalent value. Within sixty (60) days after the Effective Date (or such later date as the First Lien Administrative Agent may reasonably agree), and thereafter within sixty (60) days after any request by the First Lien Administrative Agent, deliver to the First Lien Administrative Agent title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to First Lien Administrative Agent so that the First Lien Administrative Agent shall have received, together with title evidence previously delivered to the First Lien Administrative Agent, satisfactory title information on at least 50% of the Present Value of the Oil and Gas Properties evaluated by such Reserve Report or such lesser amount as the First Lien Administrative Agent may reasonably agree.

ARTICLE VI

NEGATIVE COVENANTS

From and after the Effective Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (i) contingent amounts not yet due, (ii) Secured Cash Management Obligations and (iii) Secured Swap Obligations) under any First Lien Loan Document have been paid in full and all Letters of Credit have expired or been terminated (unless such Letters of Credit have been cash collateralized or backstopped in amounts, by institutions and otherwise pursuant to arrangements, in each case reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been fully reimbursed, each of Holdings (with respect to Sections 6.03(b) and (c) only) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of the Borrower and any of the Restricted Subsidiaries under the First Lien Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);

(ii) Indebtedness outstanding on the Effective Date listed on Schedule 6.01, including intercompany indebtedness (provided that any Indebtedness or other obligations up to an aggregate amount of $2,500,000 do not need to be set forth on Schedule 6.01 to be permitted Indebtedness under this clause (ii)) and any modifications, replacements, renewals or extensions thereof, and any Permitted Refinancing thereof;

(iii) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the First Lien Loan Document Obligations pursuant to the First Lien Guarantee Agreement, and (C) if the Indebtedness being Guaranteed is subordinated to the First Lien Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the First Lien Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the First Lien Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is thirty (30) days after the Effective Date or such later date as the First Lien Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to adverse tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit I or (ii) otherwise reasonably satisfactory to the First Lien Administrative Agent;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) (excluding any Capital Lease Obligations incurred pursuant to a sale and leaseback transaction permitted under Section 6.06) shall not exceed the greater of (A) $12,000,000 and (B) 30% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Swap Agreements permitted under Section 6.13;

(vii) [Reserved];

(viii) [Reserved];

(ix) Settlement Indebtedness;

(x) Indebtedness in respect of Cash Management Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations), any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xii) Indebtedness of the Borrower or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary); provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xii) shall not exceed the greater of $15,000,000 and 37.5% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xiii) Indebtedness of the Borrower or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Effective Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) in an unlimited amount, either (a) incurred or issued and/or (b) assumed, in each case after the Effective Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 6.04, so long as such assumed Indebtedness was not incurred in contemplation of such Permitted Acquisition or other Investment; provided that, (I) (x) if such Indebtedness is secured by the Collateral on a pari passu basis, after giving effect to the incurrence of such Indebtedness and any acquisition or investment consummated in connection therewith on a Pro Forma Basis, the Consolidated Senior Secured First Lien Net Leverage Ratio as of such time is less than or equal to 3.75 to 1.00, (y) if such Indebtedness is secured by the Collateral on a junior or subordinated basis to the Secured Obligations, after giving effect to the incurrence of such Indebtedness and any acquisition or investment consummated in connection therewith on a Pro Forma Basis, the Consolidated Senior Secured Net Leverage Ratio as of such time is less than or equal to 3.75 to 1.00 and (z) if such Indebtedness is unsecured or secured by assets that are not Collateral, after giving effect to the incurrence of such Indebtedness and any acquisition or investment consummated in connection therewith on a Pro Forma Basis, the Total Net Leverage Ratio as of such time is less than or equal to 3.75 to 1.00 and (II) such Indebtedness complies with the Required Additional Debt Terms and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $7,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided further, that if such Indebtedness is a term loan that is not subordinated in right of payment to the First Lien Loan Document Obligations and that is secured by a Lien on the Collateral that ranks pari passu in right of security with the Initial Term Loans, the Initial Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.20(b) as if such Indebtedness were a First Lien Incremental Term Loan incurred hereunder;

(xiv) [Reserved];

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xvii) [Reserved];

(xviii) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;

(xix) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing;

(xx) Indebtedness of the Borrower or any Subsidiary Loan Party issued in lieu of First Lien Incremental Facilities consisting of one or more series of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations), or (ii) secured or unsecured loans (which loans, if secured, must be secured either by Liens pari passu with the Liens on the Collateral securing the Secured Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) (and any Registered Equivalent Notes issued in exchange therefor) (the “First Lien Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all such

Indebtedness incurred pursuant to this clause shall not exceed $50,000,000 and (ii) such Indebtedness complies with the Required Additional Debt Terms; provided that if such First Lien Incremental Equivalent Debt is a term loan that is not subordinated in right of payment to the First Lien Loan Document Obligations and that is secured by a Lien on the Collateral that ranks pari passu in right of security with the Initial Term Loans, the Initial Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.20(b)(iv) as if such First Lien Incremental Equivalent Debt were a First lien Incremental Term Loan incurred hereunder;

(xxi) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance of this clause (xxi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $3,500,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(xxii) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xxiii) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxiv) (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of Holdings, any Intermediate Parent, the Borrower or the Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted by this Agreement;

(xxv) Indebtedness consisting of unsecured promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent thereof) to the extent permitted by Section 6.07(a);

(xxvi) [Reserved];

(xxvii) Capital Lease Obligations arising under any sale leaseback transaction permitted hereunder in reliance upon Section 6.05(f); and

(xxviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B)(x) preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary and (y) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 6.01(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is a Permitted Refinancing incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased. Notwithstanding any other provision of this Section 6.1, the maximum amount of Indebtedness any Group Member may incur pursuant to this Section 6.1 shall not be deemed exceeded by fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness.

SECTION 6.02 Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(i) Liens created under the First Lien Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on the Effective Date listed on Schedule 6.02 (provided that Liens securing Indebtedness or other obligations up to an aggregate amount of $2,500,000 do not need to be set forth on Schedule 6.02 to be permitted Liens under this clause (iii)) and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor or licensee under any lease or license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a);

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(xii) any interest or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located, including the ground leases described in Section 6.05(n);

(xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xix) Liens securing Indebtedness permitted under Section 6.01(a)(xix) or Section 6.01(a)(xx);

(xx) Liens on real property other than the Mortgaged Properties;

(xxi) Settlement Liens;

(xxii) Liens securing Indebtedness permitted under Section 6.01(a)(xii) and Section 6.01(a)(xiii);

(xxiii) [Reserved];

(xxiv) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxv) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxvi) Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (a) securing obligations of such joint venture or Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(xxvii) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(xxviii) other Liens; provided that at the time of the granting thereof and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof), the amount equal to the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxviii) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $15,000,000 and 37.5% of Consolidated EBITDA for the Test Period then last ended;

(xxix) [Reserved]; and

(xxx) Liens in connection with sale-leaseback transactions permitted by Section 6.06 hereto.

SECTION 6.03 Fundamental Changes; Holdings Covenant.

(a) The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict any Restricted Subsidiary from changing its organizational form; provided, that no Restricted Subsidiary shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the First Lien Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties), except that:

(i) any Restricted Subsidiary may merge or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

(ii) (A) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(iv) the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other First Lien Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the First Lien Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the First Lien Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the First Lien Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement; provided further that (y) if such Person is not a Loan Party, no Event of Default (or, to the extent related to a Permitted Acquisition or any Investment not prohibited by Section 6.04, no Event of Default specified in Section 7.01(a), (b), (h) or (i)) shall exist after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other First Lien Loan Documents; provided further that the Borrower will use commercially reasonable efforts to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender or Issuing Bank through the First Lien Administrative Agent that such Lender or Issuing Bank shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(v) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(vi) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; and

(vii) [Reserved].

(b) Holdings will not, and will not permit any Intermediate Parent to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower, any Intermediate Parent and any other Subsidiary of Holdings listed on Schedule 3.12 on the Effective Date, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the First Lien Loan Documents, any documentation governing any Indebtedness or Guarantee and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and not otherwise prohibited by Section 6.08, or any Investment in the Borrower or the Intermediate Parent, (vii) the incurrence of any Indebtedness, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) activities incidental to the consummation of the Transactions and (xi) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.

(c) Holdings will not, and will not permit any Intermediate Parent to, own or acquire any material assets (other than Equity Interests as referred to in paragraph (b)(i) above, cash and Permitted Investments, intercompany Investments in any Intermediate Parent or Borrower permitted hereunder) or incur any liabilities (other than liabilities as referred to in paragraph (b) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made and purchases of assets in the ordinary course of business consistent with past practice;

(b) loans or advances to officers, members of the Board of Directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount for this clause (iii) outstanding at any time not to exceed $7,000,000;

(c) Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in any of the Borrower or any other Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, (i) no Event of Default shall have occurred and be continuing or would result therefrom at the time such Investment is made and (ii) all such Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties, together with all Permitted Acquisitions made pursuant to Section 6.04(h) of targets that do not become Guarantors, shall not exceed the greater of (x) $7,000,000 or (y) 20% of Consolidated EBITDA, at any time outstanding, as of the end of the most recently ended Test Period;

(d) Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;

(e) Investments (i) existing or contemplated on the Effective Date and set forth on Schedule 6.04(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Effective Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(e) or as otherwise permitted by this Section 6.04;

(f) Investments in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(h) Permitted Acquisitions; provided that the aggregate consideration (except to the extent funded with the proceeds of Qualified Equity Interests) paid for Permitted Acquisitions of targets that do not become Guarantors, together with all Investments made pursuant to Section 6.04(c) above by Loan Parties in Restricted Subsidiaries that are not Loan Parties, shall not exceed the greater, at any time outstanding, of $7,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Permitted Acquisition;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) or such Intermediate Parent in accordance with Section 6.07(a);

(m) additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum, at any time outstanding, of (A) the greater of $15,000,000 and 37.5% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) so long as immediately after giving effect to any such Investment no Event of Default has occurred and is continuing the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (or any direct or indirect parent thereof or the IPO Entity);

(p) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t) additional Investments so long as at the time of any such Investment and after giving effect thereto, (A) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 2.00 to 1.00, at any time outstanding, and (B) no Event of Default exists or would result therefrom;

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(u)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.07, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z) [Reserved];

(aa) Investments in the ordinary course of business in connection with Settlements; and

(bb) Investments arising as a result of sale-leaseback transactions permitted by Section 6.06 hereto.

SECTION 6.05 Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, farm-out, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b) Dispositions of inventory and other assets (including Settlement Assets) in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property (other than any Oil and Gas Property) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.07 and Liens permitted by Section 6.02;

(f) Dispositions of property pursuant to sale-leaseback transactions permitted by Section 6.06 hereto;

(g) Dispositions of Permitted Investments;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05 as long as no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default existed or would have resulted from such Disposition); provided that with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $10,000,000, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the First Lien Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash and (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $11,500,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(n) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(o) [Reserved];

(p) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(q) any Disposition of the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary.

SECTION 6.06 Sale and Leaseback Transactions.

The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any tangible property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair market value (as determined in good faith by the Borrower) of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary, as applicable, acquires or completes the construction of such fixed or capital asset.

SECTION 6.07 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made to consummate the Transactions, to satisfy indemnity or other similar obligations or any other earnouts, purchase price adjustments and working capital adjustments;

(iv) repurchases of Equity Interests in Holdings (or any direct or indirect parent of Holdings), any Intermediate Parent, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to Holdings or any Intermediate Parent, which Holdings or such Intermediate Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or to service Indebtedness incurred by Holdings or any Intermediate Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests or to service Indebtedness incurred by Holdings or an Intermediate Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interests or to service Indebtedness incurred to finance the redemption, retirement, acquisition or repurchase of such Equity Interests), held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to Holdings or an Intermediate Parent made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $3,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $6,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower (or by Holdings or an Intermediate Parent and contributed to the Borrower) or the Restricted Subsidiaries after the Effective Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of Holdings, an Intermediate Parent, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings, any Intermediate Parent or the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provisions of this Agreement.

(vi) the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash to Holdings and any Intermediate Parent:

(A) the proceeds of which shall be used by Holdings or any Intermediate Parent to pay distributions pursuant to Section 6.1(b) of the Second Amended and Restated Limited Liability Company Agreement of Brigham Resources, LLC, as in effect on the date hereof; provided, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Borrower or the Restricted Subsidiaries (collectively, “Tax Distributions”);

(B) the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of Holdings (or any parent thereof) or any Intermediate Parent attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and the Restricted Subsidiaries under this Agreement, (4) to the extent no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time such Restricted Payment is made, amounts due and payable pursuant to any investor management agreement entered into with the Sponsor after the Effective Date in an aggregate amount not to exceed 2.5% of Consolidated EBITDA for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a); provided, however, that any amounts payable pursuant to such management agreement that are not paid as a result of the failure to satisfy the conditions set forth in this clause (4) may be deferred and paid at a time when the conditions set forth in this clause (4) have been satisfied, or (b) and (5) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii) or (xi);

(C) the proceeds of which shall be used by Holdings or any Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate or other legal existence;

(D) to finance any Investment made by Holdings or any Intermediate Parent that, if made by the Borrower, would be permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings or any Intermediate Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to the Borrower or the Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(E) the proceeds of which shall be used to pay (or to make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement;

(F) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries; and

(G) the proceeds of which shall be used to make payments permitted by clause (b)(iv) and (b)(v) of Section 6.07;

(vii) in addition to the foregoing Restricted Payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments, in an aggregate amount, when taken together with the aggregate amount of loans and advances previously made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (vii), not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, so long as at the time of any Restricted Payment made pursuant to clause (b) of the definition of “Available Amount” and after giving effect thereto, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 2.25 to 1.00, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(viii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(x) Holdings or any Intermediate Parent may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xi) payments made or expected to be made by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xii) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings, any Intermediate Parent, a Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments);

(xiii) the declaration and payment of Restricted Payment on Holdings’ or the Borrower’s common stock (or the payment of Restricted Payments to any direct or indirect parent company of Holdings to fund a payment of dividends on such company’s common stock), following consummation of an IPO, of up to 6.0% per annum of the net cash proceeds of such IPO received by or contributed to the Borrower, other than public offerings with respect to the IPO Entity’s common stock registered on Form S-8; ;

(xiv) [Reserved]; and

(xv) additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Net Leverage Ratio is equal to or less than 1.75 to 1.00 and (B) no Event of Default exists or would result therefrom; and

(xvi) additional Restricted Payments in an aggregate principal amount not to exceed, together with payments made pursuant to clause (x) of clause (b) below, the greater of (x) $4,000,000 or (y) 10% of Consolidated EBITDA, at any time outstanding, as of the end of the most recently ended Test Period; provided that no Event of Default exists or would result therefrom.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent, and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv) [reserved];

(v) payments made in connection with the Transactions;

(vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity; provided that after giving effect to such prepayment, redemption, repurchase, defeasance or other payment, (A) on a Pro Forma Basis, the Total Net Leverage Ratio is less than or equal to 2.00 to 1.00 and (B) no Event of Default exists or would result therefrom;

(vii) prepayment of Junior Financing owed to the Borrower or a Restricted Subsidiary or the prepayment of Permitted Refinancing of such Indebtedness with the proceeds of any other Junior Financing;

(viii) [reserved]; and

(ix) in addition to the foregoing payments and so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional payments of Junior Financing, not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such payment, so long as at the time of any such payment and after giving effect thereto, on a Pro Forma Basis, with respect to payments of Junior Financing made pursuant to clause (b) of the definition of “Available Amount” the Total Net Leverage Ratio is no greater than 2.50 to 1.00, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such payment of Junior Financing.

(x) additional payments of Junior Financing in an aggregate principal amount not to exceed, together with payments made pursuant to clause (xvi) of clause (a) above, the greater of (x) $5,250,000 or (y) 15% of Consolidated EBITDA, at any time outstanding, as of the end of the most recently ended Test Period.

(c) Upon and subsequent to an IPO, the Borrower and the Restricted Subsidiaries may (i) make Restricted Payments and (ii) pay or make, directly or indirectly, payments or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or pay or make other distributions (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) if (A) Section 6.11(a)(ii) is satisfied on a Pro Forma basis after giving effect to the incurrence of such Restricted Payment or payment in respect of Junior Financing, (B) Liquidity is an amount equal to at least $25,000,000 on a Pro Forma basis after giving effect to the incurrence of such Restricted Payment or payment in respect of Junior Financing and (C) no Event of Default shall have occurred and be continuing or would result therefrom.

SECTION 6.08 Transactions with Affiliates.

The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than $5,000,000, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) the payment of management, consulting, advisory and monitoring fees to the Investors (or management companies of the Investors) in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to Section 6.07(a)(vi)(B)(4), (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(n), (vii) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any direct or indirect parent thereof), the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business, (xiv) [Reserved], (xv) [Reserved] and (xvi) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Borrower in good faith.

SECTION 6.09 Restrictive Agreements.

The Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the First Lien Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any First Lien Loan Document, (3) any documentation governing First Lien Incremental Equivalent Debt, (4) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, (5) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(vii), (viii), (xii), (xiii), (xvii), (xxi) or (xxvi), and (6) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (6) above;

(b) customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the First Lien Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; and

(m) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

SECTION 6.10 Amendment of Junior Financing.

The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing, in each case if the effect of such amendment or modification is materially adverse to the Lenders or the Issuing Banks; provided that such modification will not be deemed to be materially adverse if (a) such Junior Financing could be otherwise incurred under this Agreement and (b) such modification would not violate the applicable Intercreditor Agreement(s).

SECTION 6.11 Financial Performance Covenants.

(a) (i) Prior to an IPO, the Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending on any date set forth below to exceed the ratio set forth below opposite such date:

Test Period Ended On	Ratio Level
September 30, 2018	5.50:1.00
December 31, 2018	5.00:1.00
March 31, 2019	4.75:1.00
June 30, 2019	4.50:1.00
September 30, 2019	4.25:1.00
December 31, 2019 and for each Test Period ending thereafter	4.00:1.00

(ii) After an IPO, the Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower ending on any date to exceed 4.00:1.00.

(b) Prior to an IPO, the Borrower will not permit the Debt to Capitalization Ratio as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2018 to be greater than 0.40 to 1.00. For the avoidance of doubt, the restriction set forth in this Section 6.11(b) shall cease to apply after an IPO.

SECTION 6.12 Changes in Fiscal Periods.

The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the First Lien Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the First Lien Administrative Agent, in which case, the Borrower and the First Lien Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.13 Swap Agreements.

The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Swap Agreements with any Person other than Swap Agreements in respect of commodities with an Approved Counterparty, the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from the Loan Parties’ Oil and Gas Properties constituting Proved Reserves as of the date such Swap Agreement is entered into for each month during which such Swap Agreement is in place for each of crude oil and natural gas, calculated separately and determined by reference to the most recently delivered Reserve Report and for a tenor of no more than 66 months after such Swap Agreement is entered into (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed acquisition permitted hereunder (a “Proposed Acquisition”), the Credit Parties may also enter into Swap Agreements in respect of commodities with Approved Counterparties, the notional volumes for which do not exceed for each month during the period during which such Swap Agreement is in effect, 15% of the reasonably anticipated projected production from the Loan Parties’ Oil and Gas Properties constituting Proved Reserves prior to the consummation of the Proposed Acquisition, as forecasted based upon the Initial Reserve Report or the most recent Reserve Report delivered pursuant to Section 5.16 for a period not exceeding 36 months from the date such Swap Agreement was entered into (the “Acquisition Swap”), during the period between (i) the date on which the Borrower or any other Loan Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (ii) the earliest of (A) the date such Proposed Acquisition is consummated, (B) the date such Proposed Acquisition is terminated and (C) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Administrative Agent may agree in its sole discretion); provided, however, all such Acquisition Swaps entered into with respect to a Proposed Acquisition must be terminated or unwound within ninety (90) days following the date such Proposed Acquisition is terminated to the extent such Acquisition Swaps, when combined with the then existing Swap Obligations, do not otherwise comply with this Section 6.13. No Swap Agreements shall be entered into for speculative purposes.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default.

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under any First Lien Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any First Lien Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any First Lien Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after written notice thereof from the First Lien Administrative Agent to the Borrower;

(d) (i) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.04 (with respect to the existence of Holdings, the Borrower or such Restricted Subsidiaries), 5.10, 5.14 or in Article VI (other than Section 6.08, Section 6.12 or the Financial Performance Covenant); or

(ii) the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant; provided that any Event of Default under Section 6.11 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the tenth (10th) day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable;

(e) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any First Lien Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the First Lien Administrative Agent to the Borrower, provided that any Default or Event of Default which may occur as a result of the failure to timely meet any delivery requirements under the First Lien Loan Documents shall cease to exist upon any delivery otherwise in compliance with such requirements;

(f) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings, the Borrower and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable First Lien Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the First Lien Loan Documents, (ii) as a result of the First Lien Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the First Lien Security Documents or

(B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the First Lien Administrative Agent or any Lender;

(m) any material provision of any First Lien Loan Document or any Guarantee of the First Lien Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the First Lien Loan Document Obligations by any Loan Party pursuant to the First Lien Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the First Lien Loan Documents); or

(o) a Change of Control shall occur.

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the First Lien Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the First Lien Loan Documents, whether in law or equity.

SECTION 7.02 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable fiscal quarter of the Borrower, at any time after the end of such fiscal quarter until the expiration of the tenth (10th) Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its subsidiaries as cash common equity or other Qualified Equity Interests) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(i) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) to the extent such Cure Right is being exercised in connection with the covenant contained in Section 6.11(b), Total Invested Capital shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant contained in Section 6.11(b) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(iii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and the Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and the Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, as applicable, the Borrower and the Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the First Lien Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least one (1) fiscal quarter in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times and (iii) for purposes of this Section 7.02, the Cure Amount with respect to the Financial Performance Covenant being cured shall be no greater than the amount required for purposes of complying with such Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount; provided that if more than one Financial Performance Covenant is being cured then the Cure Amount shall be the amount necessary to cure such amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under Article VI of this Agreement. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of the Borrower and the Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarter in which such Cure Right was made and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period; provided that to the extent the Cure Amount is applied to reduce Indebtedness, such reduction shall be applied to reduce the Indebtedness of the Borrower and the Restricted Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarters following the fiscal quarter in which the Cure Right is exercised.

SECTION 7.03 Application of Proceeds.

After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations (including proceeds of any non-Collateral) shall be applied by the First Lien Administrative Agent in accordance with Section 4.02 of the First Lien Collateral Agreement and/or the similar provisions in the other First Lien Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the First Lien Collateral Agreement and/or the similar provisions in the other First Lien Security Documents.

ARTICLE VIII

FIRST LIEN ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Owl Rock to act on its behalf as the First Lien Administrative Agent and First Lien Collateral Agent hereunder and under the other First Lien Loan Documents and authorizes the First Lien Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the First Lien Administrative Agent and First Lien Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the First Lien Administrative Agent and the First Lien Collateral Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The First Lien Administrative Agent shall also act as the “First Lien Collateral Agent” under the First Lien Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the First Lien Collateral Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the First Lien Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the First Lien Administrative Agent and First Lien Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the First Lien Security Documents, or for exercising any rights and remedies thereunder at the direction of the First Lien Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the First Lien Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02 Rights as a Lender.

The Person serving as the First Lien Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the First Lien Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the First Lien Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the First Lien Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

The First Lien Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other First Lien Loan Documents. Without limiting the generality of the foregoing, the First Lien Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First Lien Loan Documents that the First Lien Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other First Lien Loan Documents); provided that the First Lien Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the First Lien Administrative Agent to liability or that is contrary to any First Lien Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other First Lien Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Affiliates that is communicated to or obtained by the Person serving as the First Lien Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the First Lien Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that the First Lien Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the First Lien Administrative Agent by the Borrower, a Lender or the Issuing Bank; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First Lien Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First Lien Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First Lien Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the First Lien Administrative Agent.

SECTION 8.04 Reliance by First Lien Administrative Agent.

The First Lien Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The First Lien Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the First Lien Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the First Lien Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The First Lien Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties.

The First Lien Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other First Lien Loan Document by or through any one or more sub-agents appointed by the First Lien Administrative Agent. The First Lien Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the First Lien Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as First Lien Administrative Agent.

SECTION 8.06 Resignation of First Lien Administrative Agent.

Subject to the appointment and acceptance of a successor First Lien Administrative Agent as provided in this paragraph, the First Lien Administrative Agent may resign upon thirty (30) days’ notice to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring First Lien Administrative Agent gives notice of its resignation, then the retiring First Lien Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor First Lien Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank (the date upon which the retiring First Lien Administrative Agent is replaced, the “Resignation Effective Date”); provided that if the First Lien Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

If the Person serving as First Lien Administrative Agent is a Defaulting Lender, the Required Lenders and Holdings may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as First Lien Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed First Lien Administrative Agent shall be discharged from its duties and obligations hereunder and under the other First Lien Loan Documents (except (i) that in the case of any collateral security held by the First Lien Administrative Agent on behalf of the Lenders under any of the First Lien Loan Documents, the retiring or removed First Lien Administrative Agent shall continue to hold such collateral security until such time as a successor First Lien Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed First Lien Administrative Agent, all payments, communications and determinations provided to be made by, to or through the First Lien Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor First Lien Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as First Lien Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) First Lien Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed First Lien Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed First Lien Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other First Lien Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor First Lien Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed First Lien Administrative Agent’s resignation or removal hereunder and under the other First Lien Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed First Lien Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed First Lien Administrative Agent was acting as First Lien Administrative Agent.

SECTION 8.07 Non-Reliance on First Lien Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the First Lien Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the First Lien Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other First Lien Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to a First Lien Assignment and Assumption, First Lien Incremental Facility Amendment or First Lien Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each First Lien Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the First Lien Administrative Agent or the Lenders on the Effective Date.

No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the First Lien Loan Documents may be exercised solely by the First Lien Administrative Agent and First Lien Collateral Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the First Lien Administrative Agent or First Lien Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the First Lien Administrative Agent, the First Lien Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the First Lien Administrative Agent or First Lien Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the First Lien Administrative Agent or First Lien Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, neither the Lead Arranger nor any person named on the cover page hereof as a Lead Arranger or Bookrunner shall have any powers, duties or responsibilities under this Agreement or any of the other First Lien Loan Documents, except in its capacity, as applicable, as the First Lien Administrative Agent, a Lender or the Issuing Bank hereunder.

SECTION 8.09 First Lien Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the First Lien Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the First Lien Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the First Lien Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the First Lien Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the First Lien Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the First Lien Administrative Agent and, if the First Lien Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the First Lien Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the First Lien Administrative Agent and its agents and counsel, and any other amounts due the First Lien Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the First Lien Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the Issuing Bank to authorize the First Lien Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

SECTION 8.10 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any Issuing Bank or the First Lien Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other First Lien Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other First Lien Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other First Lien Loan Document, the authority to enforce rights and remedies hereunder and under the other First Lien Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the First Lien Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the First Lien Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as First Lien Administrative Agent) hereunder and under the other First Lien Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other First Lien Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as First Lien Administrative Agent hereunder and under the other First Lien Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the First Lien Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.11 Withholding Taxes.

To the extent required by any applicable Requirements of Law (as determined in good faith by the First Lien Administrative Agent), the First Lien Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the First Lien Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the First Lien Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the First Lien Administrative Agent (to the extent that the First Lien Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the First Lien Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the First Lien Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the First Lien Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other First Lien Loan Document against any amount due to the First Lien Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the First Lien Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations under any First Lien Loan Document. For the avoidance of doubt, the term “Lender” in this Section 8.11 shall include any Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the First Lien Administrative Agent or the Issuing Bank, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the First Lien Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the First Lien Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the First Lien Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS

FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the First Lien Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the First Lien Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the First Lien Administrative Agent and the Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the First Lien Administrative Agent and the Issuing Bank. In addition, each Lender agrees to notify the First Lien Administrative Agent from time to time to ensure that the First Lien Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by First Lien Administrative Agent, Issuing Bank and Lenders. The First Lien Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the First Lien Administrative Agent, the Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the First Lien Administrative Agent may be recorded by the First Lien Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the First Lien Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any First Lien Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the First Lien Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other First Lien Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any First Lien Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the First Lien Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any First Lien Incremental Facility Amendment, Section 2.21 with respect to any First Lien Refinancing Amendment or Section 2.24 with respect to any Permitted Amendment, neither this Agreement, any First Lien Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the First Lien Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the First Lien Administrative Agent under this Agreement, the First Lien Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other First Lien Loan Document, pursuant to an agreement or agreements in writing entered into by the First Lien Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or 4.03 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the reimbursement obligations of the Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness of principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of Consolidated Senior Secured First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable First Lien Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby; provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any First Lien Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the First Lien Guarantee Agreement (except as expressly provided in the First Lien Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) release all or substantially all the Collateral from the Liens of the First Lien Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the First Lien Loan Documents, (viii) change the pro rata sharing provisions contained in Section 2.11(e), Section 2.18(c),

Section 7.03 or Section 4.02 of the First Lien Collateral Agreement and/or the similar provisions in the First Lien Security Documents in a manner that adversely and disproportionately affects the rights in respect of payments due to any class of Lenders without the written consent of each of the Lenders in such Class (other than a Defaulting Lender) directly and adversely affected thereby or (ix) permit same-day borrowings of Revolving Loans unless each Revolving Lender that will have an obligation to make such same-day Revolving Loans has the capability to do so; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the First Lien Administrative Agent or any Issuing Bank without the prior written consent of the First Lien Administrative Agent or such Issuing Bank, as the case may be, (B) any provision of this Agreement or any other First Lien Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the First Lien Administrative Agent to cure any ambiguity, omission, defect or inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, Intermediate Parent, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the First Lien Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other First Lien Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, First Lien Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the First Lien Administrative Agent and may be, together with this Agreement and the other First Lien Loan Documents, amended and waived with the consent of the First Lien Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other First Lien Loan Documents or (iv) to integrate any First Lien Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other First Lien Loan Documents, including the relevant Intercreditor Agreement(s). Notwithstanding anything in this Agreement or any other First Lien Loan Document to the contrary, this Agreement may be amended, supplemented or otherwise modified to effect any requisite changes to the definition of “LIBO Rate” as set forth therein and such other related changes as may be applicable thereto, in each case, with only the consent of the Persons set forth in such definition of “LIBO Rate”.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) or (ix) of paragraph (b) of this Section 9.02, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as First Lien Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the First Lien Administrative Agent, (i) if no Event of Default under Section 7.01(a), (b), (h) or (i) exists, permanently prepay all of the Loans of any Class owing by it to, and terminating any Commitments of, such Non-Consenting Lender or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the First Lien Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the First Lien Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other First Lien Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the First Lien Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Agreement or the other First Lien Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent (a) any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower, (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled or (c) if such plan of reorganization does not require the consent of each Lender or each affected Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Lead Arranger, First Lien Administrative Agent and their Affiliates (without duplication) (limited, in the case of (x) legal fees and expenses, to, the reasonable, documented and invoiced fees, charges and disbursements of Latham & Watkins LLP and to the extent reasonably determined by the First Lien Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional conflicts counsel for the affected Indemnitees similarly situated and such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), in each case for the First Lien Administrative Agent, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the First Lien Loan Documents or any amendments, modifications or waivers of the provisions thereof and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed), (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Lead Arranger, the First Lien Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Lead Arranger, the First Lien Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies (A) in connection with the First Lien Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section 9.03 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) (and, in the case of a conflict of interest, where the First Lien Administrative Agent, each Issuing Bank or any Lender affected by such conflict notifies Holdings of the existence of such conflict and thereafter retains its own counsel, one additional counsel) and such other counsel as may be retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed).

(b) The Borrower shall indemnify the First Lien Administrative Agent, each Issuing Bank, each Lender, the Lead Arranger, each Joint Bookrunner and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented and invoiced out-of-pocket fees and expenses (limited, in the case of (x) legal fees and expenses, to the reasonable, documented and invoiced fees, charges and disbursements of one counsel for all Indemnitees and to the extent reasonably determined by the First Lien Administrative Agent to be necessary, one local counsel in each relevant material jurisdiction (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict retains its own counsel, one additional conflicts counsel) for the affected Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any First Lien Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the First Lien Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, the syndication of the credit facilities provided for herein, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, any Intermediate Parent, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or their Affiliates and regardless of whether any Indemnitee is a party thereto and (y) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent the Borrower has consented to the retention of such person (such consent not to be unreasonably withheld or delayed)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, creditors or any other third person) that relates to the Transactions including the Facilities contemplated hereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x) resulted from a material breach of the First Lien Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the First Lien Administrative Agent, the Lead Arranger, the Bookrunner or any Issuing Bank, in each case, in their respective capacities) that do not involve an act or omission by Holdings, the Borrower or any Restricted Subsidiary or (z) any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but if settled with the Borrower’s written consent in any such claim, litigation, investigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement in accordance with this paragraph; provided further that (1) the Borrower shall not, without the prior written consent of the applicable Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened claim, litigation, investigation or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes a full and unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such claim, litigation, investigation or proceeding and (b) does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of such Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of any of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the First Lien Administrative Agent, any Lender or any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the First Lien Administrative Agent, such Lender or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the First Lien Administrative Agent, such Lender or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other First Lien Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the First Lien Loan Documents by, such Indemnitee or its Related Parties or (ii) on any theory of liability, for special, indirect, consequential, incidental, exemplary or punitive damages (as opposed to direct or actual damages) (including without limitation, any losses of profits, business or anticipated savings) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the First Lien Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall limit any of the obligations set forth to the extent set forth in Section 9.03(a) or Section 9.03(b) in respect of any third party claims alleging such special, indirect, consequential, incidental, exemplary or punitive damages in connection with which such Indemnitee is entitled to payment or indemnification under Section 9.03(a) and Section 9.03(b).

(e) All amounts due under this Section 9.03 shall be payable after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the First Lien Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the First Lien Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (w) by Owl Rock or any Affiliate of Owl Rock to Owl Rock or any Affiliate of Owl Rock, (x) by a Term Lender to any Lender or an Affiliate of any Lender, (y) by a Term Lender to an Approved Fund or (z) to any Eligible Assignee if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; provided further that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee (in the case of withholding taxes, with respect to any withholding tax imposed or reasonably foreseeable as of the date of such assignment), unless the assignment to such assignee is made with the Borrower’s prior written consent; provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the First Lien Administrative Agent; provided that no consent of the First Lien Administrative Agent shall be required for an assignment of a Term Loan to (x) a Lender, an Affiliate of a Lender or an Approved Fund or (y) subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, the Borrower or any of the Subsidiaries and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank (not to be unreasonably withheld or delayed); provided that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the First Lien Administrative Agent written notice of its objection to an assignment of Term Loans within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the First Lien Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the First Lien Assignment and Assumption with respect to such assignment is delivered to the First Lien Administrative Agent) shall, in the case of Revolving Loans, not be less than $1,000,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the First Lien Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the First Lien Administrative Agent a First Lien Assignment and Assumption via an electronic settlement system acceptable to the First Lien Administrative Agent or, if previously agreed with the First Lien Administrative Agent, manually execute and deliver to the First Lien Administrative Agent a First Lien Assignment and Assumption, and, in each case, together with a processing and recordation fee of $3,500; provided that the First Lien Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided further that any such First Lien Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the First Lien Administrative Agent any tax forms required by Section 2.17(e), all KYC documentation and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or becomes an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to issue Letters of Credit, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each First Lien Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such First Lien Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such First Lien Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of a First Lien Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section 9.04.

(iv) The First Lien Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each First Lien Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the First Lien Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the First Lien Administrative Agent be obligated to monitor the aggregate amount of the Loans or First Lien Incremental Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the First Lien Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the First Lien Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed First Lien Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire, all KYC documentation and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the First Lien Administrative Agent shall accept such First Lien Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any First Lien Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the First Lien Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons (other than to a Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the First Lien Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other First Lien Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other First Lien Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other obligations under the First Lien Loan Documents) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any Loan or other obligation under the First Lien Loan Documents is in registered form for U.S. federal income tax purposes.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(d) Any Lender may, without the consent of the Borrower or the First Lien Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the First Lien Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the First Lien Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the First Lien Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations:

(i) Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the First Lien Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the First Lien Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any First Lien Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided further that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote under the Loans;

(iii) Affiliated Lenders may not purchase Revolving Commitments or Revolving Loans, including pursuant to this Section 9.04;

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase, after giving effect to any substantially simultaneous cancellations thereof;

(v) Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the First Lien Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the First Lien Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or First Lien Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds;

(vi) Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (x) other Lenders’ commitment percentages and (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender or do not adversely affect such Affiliated Lender in any material respect as compared to other Lenders that are not Affiliated Lenders; provided that the commitments of any Affiliated Lender shall not be increased, the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to any Affiliated Lender hereunder will not be extended and the amounts owning to any Affiliated Lender hereunder will not be reduced without the consent of such Affiliated Lender; and

(vii) each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the First Lien Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the First Lien Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the First Lien Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the First Lien Administrative Agent or the other Lenders.

(g) Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Loans) to Holdings or any of its Subsidiaries, through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(ii) or other customary procedures acceptable to the First Lien Administrative Agent and/or (y) open market purchases on a non-pro rata basis, provided that (i) the Borrower shall not make any Borrowing of Revolving Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (iii) no Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the First Lien Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the First Lien Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the First Lien Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the First Lien Administrative Agent or the other Lenders.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon inquiry by any Lender to the First Lien Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, the First Lien Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders; provided further that inclusion on the list of Disqualified Lenders shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the list of Disqualified Lenders at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other First Lien Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the First Lien Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee; provided that (A) the First Lien Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the First Lien Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the First Lien Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the First Lien Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.

(i) Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or any Intermediate Parent or otherwise), in exchange for Qualified Equity Interests of Holdings, any Intermediate Parent or the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred pursuant to Section 6.01 at such time.

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the First Lien Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any First Lien Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the First Lien Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the First Lien Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the First Lien Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other First Lien Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other First Lien Loan Documents and any separate letter agreements with respect to fees payable to the First Lien Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the First Lien Administrative Agent and when the First Lien Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the First Lien Administrative Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff.

If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement

Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the First Lien Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the First Lien Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the First Lien Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the First Lien Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any First Lien Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any First Lien Loan Document shall affect any right that the First Lien Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any First Lien Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any First Lien Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any First Lien Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FIRST LIEN LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

Each of the First Lien Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the First Lien Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the First Lien Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the First Lien Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the First Lien Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further that in no event shall any Lender or the First Lien Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) subject to a written agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the First Lien Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the First Lien Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, or (vii) (x) to a Person that is an investor or prospective investor in a securitization or other financing, separate account or commingled fund so long such investor or prospective investor agrees that its access to information regarding the Loan Parties and the Loans and Commitments is solely for purposes of evaluating an investment in such securitization or other financing, separate account or commingled fund and who agrees to treat such information as confidential or (y) to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such securitization, or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the First Lien Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation. For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the First Lien Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE FIRST LIEN ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE FIRST LIEN ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the First Lien Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the First Lien Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.14 Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the First Lien Loan Documents, and all security interests created by the First Lien Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a Wholly Owned Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the First Lien Security Documents shall be automatically released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the First Lien Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the First Lien Security Documents in the Equity Interests of such Subsidiary shall automatically be released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of this Agreement), all obligations under the First Lien Loan Documents and all security interests created by the First Lien Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, such certifications or documents as the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, under any First Lien Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv).

(c) Each of the Lenders and the Issuing Bank irrevocably authorizes the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, to provide any release or evidence of release, termination or subordination contemplated by this Section 9.14. Upon request by the First Lien Administrative Agent or the First Lien Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the First Lien Administrative Agent’s authority or the First Lien Collateral Agent’s authority, as the case may be, to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any First Lien Loan Document, in each case in accordance with the terms of the First Lien Loan Documents and this Section 9.14.

SECTION 9.15 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other First Lien Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other First Lien Loan Documents; (ii) (A) each of the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other First Lien Loan Documents; and (iii) the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the First Lien Administrative Agent, the Lead Arranger, the Bookrunner, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any First Lien Loan Document, the interest paid or agreed to be paid under the First Lien Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the First Lien Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the First Lien Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.17 Intercreditor Agreement. Each Secured Party hereby agrees that the First Lien Administrative Agent and/or First Lien Collateral Agent may enter into any Intercreditor Agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted pursuant to Section 6.01 and defined terms referenced therein) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of Owl Rock (or its affiliated designee, representative or agent) on its behalf as collateral agent, respectively, thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIGHAM RESOURCES, LLC, as Holdings

By:	/s/ Robert Roosa
Name: Robert Roosa
Title: President

BRIGHAM MINERALS, LLC, as Borrower

By:	/s/ Blake Williams
Name: Blake Williams
Title: Chief Financial Officer

[Signate Page to First Lien Credit Agreement]

OWL ROCK CAPITAL CORPORATION, as First Lien Administrative Agent and First Lien Collateral Agent

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer

[Signate Page to First Lien Credit Agreement]

OWL ROCK CAPITAL CORPORATION, as a Lender and Issuing Bank

By:	/s/ Alan Kirshenbaum
Name: Alan Kirshenbaum
Title: Chief Financial Officer

[Signate Page to First Lien Credit Agreement]